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INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
(408) 765-8080

April 2, 2008

Dear Stockholder:

We look forward to your attendance either in person or by proxy at the 2008 Annual Stockholders’ Meeting. We will hold the meeting at 8:30 a.m. Pacific Time on May 21, 2008 at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043. We are pleased to offer a live webcast of the annual meeting at www.intc.com.

We also are pleased to be using the new U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this new process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting, and help to conserve natural resources. On April 2, 2008, we mailed our stockholders a notice containing instructions on how to access our 2008 Proxy Statement and 2007 Annual Report and vote online. The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at www.intel.com/intel/annualreports.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation
Election of Directors	FOR
Ratification of Ernst & Young LLP	FOR
Stockholder Proposal to Amend Bylaws to Establish Board Committee on Sustainability	AGAINST

Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your Intel stockholder vote is important, and we strongly urge you to cast your vote.

Sincerely yours,

Craig R. Barrett
Chairman of the Board

INTEL CORPORATION
2200 Mission College Blvd.,
Santa Clara, California 95054-1549

NOTICE OF 2008 ANNUAL STOCKHOLDERS’ MEETING

TIME AND DATE	8:30 a.m. Pacific Time on May 21, 2008

PLACE	Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043

LIVE WEBCAST	Listen to annual meeting and ask questions at www.intc.com

AGENDA	• Elect a Board of Directors

• Ratify Ernst & Young LLP as independent registered public accounting firm

• Act on one stockholder proposal to amend the Bylaws to establish a Board committee on sustainability, if properly presented at the meeting

• Transact other business that may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	March 24, 2008

VOTING	Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting:

• Internet

• Phone

• Mail

By Order of the Board of Directors

Cary I. Klafter
Corporate Secretary

Santa Clara, California
April 2, 2008

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules recently adopted by the U.S. Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 2, 2008, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This new process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE ANNUAL MEETING

Attending in Person	Viewing on the Internet
• Doors open 8:00 a.m. Pacific Time	• www.intc.com
• Meeting starts at 8:30 a.m. Pacific Time	• Webcast starts at 8:30 a.m. Pacific Time
• No use of cameras	• Viewers can submit questions by e-mail
• Security measures may include bag search, metal detector, and hand-wand search	• Replay available until June 20, 2008
• You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting

QUESTIONS

For questions regarding	Contact

Annual meeting	Intel Investor Relations, (408) 765-1480

Stock ownership	Computershare Investor Services, LLC www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (outside the U.S. and Canada)

Voting	D. F. King & Co., Inc. (800) 967-7858 (within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada)

INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

PROXY STATEMENT

Our Board of Directors solicits your proxy for the 2008 Annual Stockholders’ Meeting to be held at 8:30 a.m. Pacific Time on Wednesday, May 21, 2008 at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043, and at any postponement or adjournment of the meeting, for the purposes set forth in “Notice of Annual Stockholders’ Meeting.” We made this proxy statement available to stockholders beginning on April 2, 2008.

Record Date	March 24, 2008

Quorum	Majority of shares outstanding on the record date must be present in person or by proxy

Shares Outstanding	5,744,608,312 shares of common stock outstanding as of March 24, 2008

Voting by Proxy	Internet, phone, or mail

Voting in Person	Registered holders can vote in person. Beneficial owners must obtain a proxy from their brokerage firm, bank, or other holder of record and present it to the inspector of elections with their ballot. Voting in person will replace any previous votes submitted by proxy.

Polls Close	9:30 a.m. Pacific Time on May 21, 2008

Changing Your Vote	Registered holders may revoke their proxy at any time before polls close by submitting a later-dated vote in person at the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on each of the 11 director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Ratification of the selection of our independent registered public accounting firm and adoption of the stockholder proposal each require the affirmative vote of the majority of the shares of common stock present or represented by proxy.

Effect of Abstentions and Broker Non-Votes	Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the proposal ratifying the selection of our independent registered public accounting firm and the stockholder proposal, abstentions have the same effect as a negative vote and broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. We have not received notice of other matters that may be properly presented for voting at the annual meeting.

Voting Results	We will announce preliminary results at the annual meeting. We will report final results at www.intc.com and in our Form 10-Q for the second quarter of 2008.

PROPOSAL 1: ELECTION OF DIRECTORS

Our nominees for the election of directors at the annual meeting include nine independent directors, as defined in the applicable rules for companies traded on The NASDAQ Global Select Market* (NASDAQ), and two members of our senior management. Stockholders elect all directors annually. At the recommendation of our Corporate Governance and Nominating Committee, our Board has selected the nominees to serve as directors for the one-year term beginning at our annual meeting on May 21, 2008 or until their successors, if any, are elected or appointed.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Intel’s Bylaws require that each director receive a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In 2008, all director nominees identified in the following list are currently serving on the Board. If stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

Director Changes in 2007 and 2008. In November 2007, the Board elected Carol A. Bartz to the Board effective January 2008. D. James Guzy is expected to retire in May 2008 in accordance with the Board’s retirement age policy, and the size of the Board will be reduced to 11 at that time.

The Board recommends that you vote “FOR” the election of each of the following nominees.

Craig R. Barrett, age 68

•	Intel Board member since 1992
•	2005 – present, Chairman of the Board
•	1998 – 2005, Chief Executive Officer
•	1997 – 2002, President
•	Joined Intel 1974

Ambassador Charlene Barshefsky, age 57

•	Intel Board member since 2004
•	2001 – present, Senior International Partner at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP
•	1997 – 2001, United States Trade Representative, chief trade negotiator and principal trade policy maker for the United States and a member of the President’s cabinet
•	Member of American Express Company, Estée Lauder Companies, and Starwood Hotels & Resorts Worldwide Boards of Directors

Carol A. Bartz, age 59

•	Intel Board member since 2008
•	2006 to present, Executive Chairman of the Board of Directors of Autodesk, Inc.
•	1992 – 2006, Chairman of the Board, Chief Executive Officer, and President of Autodesk
•	Member of Cisco Systems, Inc. and Network Appliance, Inc. Boards of Directors
Susan L. Decker, age 45

•	Intel Board member since 2006
•	2007 – present, President of Yahoo! Inc.
•	2006 – 2007, Executive Vice President of the Advertiser and Publisher Group of Yahoo! Inc.
•	2000 – 2007, Executive Vice President of Finance and Administration, and Chief Financial Officer of Yahoo! Inc.
•	Member of Berkshire Hathaway Inc. and Costco Wholesale Corporation Boards of Directors

Reed E. Hundt, age 60

•	Intel Board member since 2001
•	1998 – present, Principal of Charles Ross Partners, LLC
•	1998 – present, independent adviser to McKinsey & Company, Inc.
•	1993 – 1997, Chairman of the Federal Communications Commission
•	Member of Data Domain, Inc. and Infinera Corporation Boards of Directors

*Other names and brands may be claimed as the property of others.

Paul S. Otellini, age 57

•	Intel Board member since 2002
•	2005 – present, President and Chief Executive Officer
•	2002 – 2005, President and Chief Operating Officer
•	Member of Google, Inc. Board of Directors
•	Joined Intel 1974

James D. Plummer, age 63

•	Intel Board member since 2005
•	1999 – present, Dean of the School of Engineering at Stanford University
•	1978 – present, Professor of Electrical Engineering at Stanford University
•	Member of National Academy of Engineering
•	Member of International Rectifier Corporation and Leadis Technology, Inc. Boards of Directors

David S. Pottruck, age 59

•	Intel Board member since 1998
•	2005 – present, Chairman and Chief Executive Officer of Red Eagle Ventures, Inc.

•	2005 – present, Chairman of Eos Airlines
•	2004 – present, Senior Fellow at Wharton School of Business Center for Leadership and Change Management
•	1984 – 2004, served as President, Chief Executive Officer, and a member of The Charles Schwab Corporation Board of Directors

Jane E. Shaw, age 69

•	Intel Board member since 1993
•	1998 – 2005, Chairman and Chief Executive Officer of Aerogen, Inc.
•	Member of McKesson Corporation Board of Directors

John L. Thornton, age 54

•	Intel Board member since 2003
•	2003 – present, Professor and Director of Global Leadership at Tsinghua University in Beijing
•	1981 – 2003, President, Co-Chief Operating Officer, and member of the Goldman Sachs Group, Inc. Board of Directors
•	Member of China Netcom Group Corporation (Hong Kong) Ltd., Ford Motor Company, and News Corporation Boards of Directors

David B. Yoffie, age 53

•	Intel Board member since 1989
•	1993 – present, Professor of International Business Administration, Harvard Business School
•	1981 – present, member of Harvard University faculty

CORPORATE GOVERNANCE

Board Responsibilities and Structure. The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

•	selecting and evaluating the performance of the Chief Executive Officer (CEO) and other senior executives;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, business risks, and actions;

•	overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board believes that different people should hold the positions of Chairman of the Board and CEO to aid in the Board’s oversight of management. Under our Bylaws, the Chairman presides over all meetings of the stockholders and the Board when he is present. In addition, the Board has an independent director, currently Dr. Yoffie, designated as the Lead Independent Director. A written charter adopted by the Board establishes the authority and responsibilities of the Lead Independent Director. They include:

•	presiding over all meetings of the Board when the Chairman is not present;

•	serving as a liaison between the Chairman and the independent directors;

•	approving the information, agenda, and meeting schedules sent to the Board;

•	calling meetings of the independent directors; and

•	being available for consultation and communication with stockholders.

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board holds regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Lead Independent Director leads those sessions, including three sessions in 2007. Board members have access to all of our employees outside of Board meetings, and the Board has a program that encourages each director to visit different Intel sites and events worldwide on a regular basis and meet with local management at those sites and events.

Board Committees and Charters. The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating, Executive, and Finance Committees. The Board has determined that each member of the Audit, Compensation, Corporate Governance and Nominating, and Finance Committees is an independent director in accordance with NASDAQ standards.

Each of the Board committees has a written charter approved by the Board, and each committee conducts an annual evaluation of the committee’s performance. We post each charter and the charter describing the position of Lead Independent Director on our web site at www.intel.com/intel/finance/corp   docs.htm. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work. The following table identifies the current committee members.

Corporate
Governance
Name	Audit	Compensation	and Nominating	Executive	Finance
Craig R. Barrett				✓
Charlene Barshefsky					✓
Carol A. Bartz	✓				✓
Susan L. Decker			✓
D. James Guzy	✓				Chair
Reed E. Hundt		Chair	✓
Paul S. Otellini				✓
James D. Plummer	✓				✓
David S. Pottruck	✓	✓			✓
Jane E. Shaw	Chair				✓
John L. Thornton		✓	✓
David B. Yoffie		✓	Chair	Chair
Number of Committee Meetings Held in 2007	8	3	3	2	1

Audit Committee. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Board has determined that Ms. Bartz, Mr. Pottruck, and Dr. Shaw each meet the SEC’s qualifications to be an “audit committee financial expert,” including meeting the relevant definition of an “independent director.” The Board determined that each Audit Committee member has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committee. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” and the Audit Committee’s charter.

Compensation Committee. The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock option plans, including reviewing and granting stock options to our executive officers. The Compensation Committee also reviews and determines various other compensation policies and matters, including making recommendations to the Board related to employee compensation and benefit plans generally, making recommendations to the Board on stockholder proposals related to compensation matters, and administering the employee stock purchase plan.

While the Compensation Committee is responsible for executive compensation, the Corporate Governance and Nominating Committee recommends the compensation for non-employee directors. The Compensation Committee can delegate to any member of the Board the authority to grant equity awards to employees who are not executive officers.

The Compensation Committee can also designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee.

Since 2005, the Compensation Committee has engaged the services of Professor Brian Hall of the Harvard Business School to advise the committee with respect to executive compensation philosophy, cash incentive design, the amount of cash and equity compensation awarded, and committee process. During 2007, Professor Hall’s work with the Compensation Committee was related to the following:

•	revisions to the committee’s annual cycle of work and agendas;

•	revisions to the lists of peer group and other companies used for benchmarking purposes;

•	recommendations for Chairman and CEO compensation; and

•	revisions to the content and format of data prepared for use by the Compensation Committee.

The Compensation Committee will continue to engage Professor Hall in 2008 to advise it with regard to executive compensation programs, data presentations, and related matters. The Compensation Committee selected Professor Hall, and he reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Professor Hall has not performed work for Intel other than pursuant to his engagement by the committee. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance and corporate responsibility, such as environmental, sustainability, workplace, and stakeholder issues. The committee also reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, makes recommendations to the Board regarding proposed revisions to the Guidelines and committee charters, and makes recommendations to the Board regarding the size and composition of the Board and its committees. In addition, the committee makes recommendations to the Board regarding the agendas for our annual meetings, reviews stockholder proposals, makes recommendations to the Board for action on such proposals, and reviews and makes recommendations concerning compensation for our non-employee directors. The Corporate Governance and Nominating Committee’s charter describes the responsibilities and activities of the committee in detail.

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes issues of diversity in numerous factors such as age; understanding of and experience in manufacturing, technology, finance, and marketing; and international experience and culture. The committee reviews these factors, and others considered useful by the committee, in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the committee and of the Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The committee establishes procedures for the nomination process and recommends candidates for election to the Board.

Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2007, we employed a search firm in connection with seeking and evaluating Board candidates. Dr. Barrett initially suggested Ms. Bartz as a Board candidate. The committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications to our Corporate Secretary.

Executive Committee. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law.

Finance Committee. The Finance Committee reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves finance and other cash management transactions. The Finance Committee appoints the members of, and oversees, an Investment Policy

Committee which sets the investment policy and chooses investment managers for the company’s domestic profit sharing and retirement plans. Mr. Pottruck is chairman of this committee, whose other members are Intel employees.

Attendance at Board, Committee, and Annual Stockholders’ Meetings. The Board held six meetings in 2007. We expect each director to attend every meeting of the Board and the committees on which he or she serves as well as the annual meeting. In 2007, each director attended the 2007 Annual Stockholders’ Meeting, with the exception of Mr. Pottruck. All directors attended at least 75% of the meetings of the Board and the committees on which they served in 2007.

Director Independence. Each of the non-employee directors qualifies as “independent” in accordance with the published listing requirements of NASDAQ: Ambassador Barshefsky, Ms. Bartz, Ms. Decker, Mr. Guzy, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Dr. Shaw, Mr. Thornton, and Dr. Yoffie. Dr. Barrett and Mr. Otellini do not qualify as independent because they are Intel employees.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•	is an employee of the company; or

•	is a partner in, or an executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors was disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management. Based on all of the foregoing, as required by NASDAQ rules, the Board made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation.

Transactions Considered in Independence Determinations. In making its independence determinations, the Board considered transactions occurring since the beginning of 2005 between Intel and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to Intel and a family member or entity with a known connection to a director are presented to the Board for consideration.

In making its subjective determination that each non-employee director is independent, the Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC for members of audit committees, and the SEC and U.S. Internal Revenue Service (IRS) standards for compensation committee members. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the following transactions.

Ambassador Barshefsky is a partner at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP. Intel paid this firm less than 1% of this firm’s revenue in 2007, 2006, and 2005 for professional services. Ambassador Barshefsky does not provide any legal services to Intel, and she does not receive any compensation related to our payments to this firm. Ambassador Barshefsky’s husband is an officer of American Honda Motor Company, Inc. (which is wholly owned by Honda Motor Co., Ltd.). Intel and the Intel Foundation participated in a loan to Honda Finance Corp., a subsidiary of Honda Motor Co., Ltd., in 2006 and 2007 by purchasing a short-term debt instrument as part of our investment portfolio.

Ms. Bartz and Ms. Decker are executive officers of companies with which Intel does business. Mr. Hundt and Dr. Plummer were outside advisers to companies with which Intel does business, but in such capacity did not provide advice or services to Intel. Family members of Ambassador Barshefsky, Ms. Bartz, Ms. Decker, and Mr. Thornton are

directors or employees of companies with which Intel does business. The amount that Intel paid in each fiscal year to each of these companies for goods and services represented less than 1% of the other company’s annual revenue, and the amount received in each fiscal year by Intel for goods and services from each company represented less than 1% of Intel’s annual revenue.

Ms. Decker, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Dr. Shaw, Mr. Thornton, Dr. Yoffie, or one of their immediate family members have each served as a trustee, director, employee, or advisory board member for one or more colleges and universities. Intel has a variety of dealings with these institutions, including:

•	sponsored research and technology licenses;

•	charitable contributions (matching and discretionary);

•	fellowships and scholarships;

•	facility, engineering, and equipment fees; and

•	payments for training, event hosting, and organizational participation or membership dues.

Payments to each of these institutions (including discretionary contributions by Intel and the Intel Foundation) constituted less than the greater of $200,000 or 1% of that institution’s 2007 annual revenue.

Each of our non-employee directors is, or was during the previous three fiscal years, a non-management director of another company that did business with Intel at some time during those years. These business relationships were, variously, as a supplier or purchaser of goods or services, licensing or research arrangements, or financing arrangements in which Intel or the Intel Foundation participated as a creditor.

Code of Conduct and Principles for Responsible Business. It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse, or competitive with Intel, or that interferes with the proper performance of their duties, responsibilities, or loyalty to Intel. Our Code of Conduct contains these policies and applies to our directors (with respect to their Intel-related activities), executive officers, and other employees.

Each director and executive officer must inform our Board when confronted with any situation that may be perceived as a conflict of interest with Intel, even if the person does not believe that the situation would violate our Code of Conduct. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest and, if there is, how the conflict should be resolved.

Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Board or the Audit Committee. Our Code of Conduct is our code-of-ethics document. Our Principles for Responsible Business express our commitment to ethical and legal practices on a worldwide basis. We have posted our Code of Conduct and our Principles for Responsible Business on our web site at www.intc.com under the “Corporate Governance & Responsibility” section.

Communications from Stockholders to Directors. The Board recommends that stockholders initiate communications with the Board, the Chairman, the Lead Independent Director, or any committee of the Board in writing to the attention of our Corporate Secretary at the address set forth in “Other Matters.” This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Corporate Governance Guidelines. The Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

We have posted the Guidelines on our web site at www.intc.com under the “Corporate Governance & Responsibility” section. Among other matters, the Guidelines include the following items concerning the Board:

•	Independent directors may not stand for reelection after age 72, and management directors, other than former CEOs, may not stand for reelection after age 65. Corporate officers may continue as such no later than age 65.

•	Directors are limited to service on four public company boards, including Intel’s but excluding not-for-profit and mutual fund boards. If the director serves as an active CEO of a public company, the director is limited to service on three public company boards, including Intel’s.

•	The CEO reports at least annually to the Board on succession planning and management development.

•	The Chairman of the Board manages a process whereby the Board and its members are subject to annual evaluation and self-assessment.

•	The Board will obtain stockholder approval before adopting any “poison pill.” If the Board later repeals this policy and adopts a poison pill without prior stockholder approval, the Board will submit the poison pill to an advisory vote by Intel’s stockholders within 12 months from the date that the Board adopts the pill. If the company’s stockholders fail to approve the poison pill, the Board may elect to terminate, retain, or modify the poison pill in the exercise of its fiduciary responsibilities.

In addition, the Board has adopted a policy committing not to issue shares of preferred stock to prevent an unsolicited merger or acquisition.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. Intel does not pay management directors for Board service in addition to their regular employee compensation. The Corporate Governance and Nominating Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, Corporate Secretary, and Compensation and Benefits Group in the Human Resources department support the committee in setting director compensation and creating director compensation programs. In addition, the committee can engage the services of outside advisers, experts, and others to assist the committee. During 2007, the committee did not use an outside adviser to aid in setting director compensation.

To assist the committee in its annual review of director compensation, Intel’s Compensation and Benefits Group provides director compensation data compiled from the annual reports and proxy statements of companies that the Board uses as its “peer group” for determining director compensation. The director peer group consists of companies within the S&P 100 and technology companies generally considered comparable to Intel. The committee targets cash and equity compensation at the median of the peer group. The director peer group consists of the following companies:

				Market
				Capitalization on
	Reported	Revenue	Net Income	February 20, 2008
Company	Fiscal Year	(in billions) ($)	(in billions) ($)	(in billions) ($)
American International Group Inc.	12/31/07	110.1	6.2	121.5
Bank of America Corporation	12/31/07	66.3	15.0	190.9
Chevron Corporation	12/31/07	220.9	18.7	180.3
Cisco Systems Inc.	7/28/07	34.9	7.3	139.4
Dell Inc.	2/2/07	57.4	2.6	44.3
Hewlett-Packard Company	10/31/07	104.3	7.3	122.1
International Business Machines Corporation	12/31/07	98.8	10.4	149.9
Johnson & Johnson	12/30/07	61.1	10.6	182.7
JP Morgan Chase & Co.	12/31/07	71.4	15.4	145.3
Microsoft Corporation	6/30/07	51.1	14.1	262.6
Motorola, Inc.	12/31/07	36.6	—	26.1
The Proctor and Gamble Company	6/30/07	76.5	10.3	203.6
Texas Instruments Incorporated	12/31/07	13.8	2.7	40.7
Wal-Mart Stores, Inc.	1/31/07	345.0	11.3	199.0
Intel 2007	12/29/07	38.3	7.0	119.0
Intel 2007 Percentile Rank		16th	23rd	23rd

After reviewing peer group director compensation data in 2007, the committee did not recommend any changes to director compensation, as the current level of compensation was deemed competitive. The Board followed the recommendation of the committee and determined that no changes would be made to non-employee director compensation in 2007. Non-employee director compensation consists of the following elements:

•	annual cash retainer of $75,000

•	annual restricted stock unit (RSU) grant with a market value of approximately $145,000

•	Audit Committee chair annual fee of $20,000

•	all other committee chair annual fees of $10,000

•	non-chair Audit Committee member annual fee of $10,000

•	Lead Independent Director annual RSU grant with a market value of approximately $30,000

The following table details the total compensation of Intel’s non-employee directors for the year ended December 29, 2007.

Director Summary Compensation

			Change in Pension Value
	Fees Earned		and Non-Qualified
	or Paid	Stock	Deferred Compensation
	in Cash	Awards	Earnings	Total
Name	($)	($)(1)	($)	($)
Charlene Barshefsky	75,000 (2)	66,200	—	141,200

Susan L. Decker	75,000	42,000	—	117,000

D. James Guzy	95,000	140,200	—	235,200

Reed E. Hundt	85,000	124,100	—	209,100

James D. Plummer	85,000	66,200	—	151,200

David S. Pottruck	95,000	140,200	—	235,200

Jane E. Shaw	95,000	140,200	—	235,200

John L. Thornton	75,000	66,200	—	141,200

David B. Yoffie	95,000	169,200	10,000	274,200

Total	775,000	954,500	10,000	1,739,500

(1)	Grant date fair value of RSUs granted in 2007: $140,200 for each director other than Ms. Decker ($209,900), who received a prorated grant for the 2007 compensation cycle upon joining the Board in 2006, and Dr. Yoffie ($169,200), who received an additional grant as Lead Independent Director. Because awards to Mr. Guzy, Mr. Pottruck, Dr. Shaw, and Dr. Yoffie would accelerate in full upon their retirement under the terms of the awards, we recognized all of the compensation expense associated with their 2007 RSUs at the time of grant.

(2)	Ambassador Barshefsky received 1,485 RSUs on July 19, 2007 in lieu of one-half of her annual cash retainer. She will receive her remaining RSUs in July 2008 for the other half of her retainer. These shares vest in equal annual installments over three years.

Fees Earned or Paid in Cash. Directors receive cash fees in quarterly installments so that adjustments can be made during the year. Directors forfeit unpaid portions of cash retainers upon termination, retirement, disability, or death. The following table provides a breakdown of fees earned or paid in cash.

		Committee Chair	Audit Committee
	Annual Retainers	Fees	Member Fees	Total
Name	($)	($)	($)	($)
Charlene Barshefsky	75,000	—	—	75,000

Susan L. Decker	75,000	—	—	75,000

D. James Guzy	75,000	10,000	10,000	95,000

Reed E. Hundt	75,000	10,000	—	85,000

James D. Plummer	75,000	—	10,000	85,000

David S. Pottruck	75,000	10,000 (1)	10,000	95,000

Jane E. Shaw	75,000	20,000	—	95,000

John L. Thornton	75,000	—	—	75,000

David B. Yoffie	75,000	20,000	—	95,000

(1)	Mr. Pottruck chairs the Retirement Plans Investment Policy Committee. The Finance Committee appoints the members of that committee, which includes company officers. This committee is responsible for adopting and amending investment policies for our U.S. employee retirement plans.

Under the RSU in Lieu of Cash Election program, directors can elect annually to receive all of their cash compensation in the form of RSUs. This election must be 100% or 0%, and must be made in the tax year prior to receiving compensation. The Board grants RSUs elected in lieu of cash on the same grant date and with the same vesting terms as the annual RSU grant to directors. Ambassador Barshefsky participated in this program in 2007.

Equity Awards. In accordance with Intel’s 2006 Equity Incentive Plan, equity grants to non-employee directors may not exceed 30,000 shares per director per year. The current practice is to grant each non-employee director RSUs each July with a market value of the underlying shares on the grant date of approximately $145,000 and which vest in equal annual installments over a three-year period from the grant date. On July 19, 2007, Intel granted each independent director 5,755 RSUs; the closing price of Intel’s common stock was $25.26 on that date. The Board awarded Dr. Yoffie an additional 1,190 RSUs for his service as Lead Independent Director. In addition, Ms. Decker received a prorated award of 3,505 RSUs on January 18, 2007 following her election to the Board. Vesting of all shares accelerates upon retirement from the Board if a director is 72 years of age or has at least seven years of service on Intel’s Board. Directors do not receive dividends on unvested RSUs.

The amounts included in the “Stock Awards” column in the Director Summary Compensation table reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)), excluding forfeitures. The “Stock Awards” column generally includes amounts from awards granted in 2007 and 2006. However, because Mr. Guzy, Mr. Pottruck, Dr. Shaw, and Dr. Yoffie are retirement-eligible under the 2006 Equity Incentive Plan, their 2007 RSU awards would accelerate in full upon their retirement from the Board. As a result, at the time of grant we recognized all of the compensation expense associated with their 2007 RSUs. The following table includes the assumptions used in the calculation of these amounts.

	Assumptions
	Risk-Free
	Interest	Dividend
Grant	Rate	Yield
Date	(%)	(%)
7/21/06	5.2	2.3
1/18/07	5.0	2.2
7/19/07	5.0	1.8

The following table provides information on the outstanding equity awards at fiscal year-end for non-employee directors. Market value for option awards is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($26.76 on December 28, 2007) and the option exercise price and multiplying it by the number of exercisable options. Market value for stock awards (consisting solely of RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year.

Outstanding Equity Awards for Directors at Fiscal Year-End 2007

	Option Awards					Stock Awards
		Number of					Number of	Market Value of
		Securities					Shares or	Shares or
		Underlying	Option		Market		Units of Stock	Units of Stock
		Unexercised	Exercise	Option	Value of		That Have	That Have
	Grant	Options	Price	Expiration	Unexercised	Grant	Not Vested	Not Vested
Name	Date	(#) Exercisable	($)	Date	Options ($)	Date	(#)	($)
Charlene Barshefsky	5/19/04	15,000	27.53	5/19/11	—	7/21/06	5,647	151,100
	7/20/05	19,000	27.15	7/20/12	—	7/19/07	7,240	193,700
	1/21/04	5,000	32.06	1/21/14	—

Total		39,000			—		12,887	344,800

Susan L. Decker		—			—	1/18/07	3,505	93,800
						7/19/07	5,755	154,000

Total		—			—		9,260	247,800

D. James Guzy	5/20/98	20,000	19.48	5/20/08	145,600	7/21/06	5,647	151,100
	5/19/99	15,000	29.39	5/19/09	—	7/19/07	5,755	154,000
	5/17/00	15,000	61.45	5/17/10	—
	5/19/04	15,000	27.53	5/19/11	—
	5/23/01	15,000	29.41	5/23/11	—
	5/22/02	15,000	29.19	5/22/12	—
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	120,500

Total		129,000			266,100		11,402	305,100

Reed E. Hundt	5/19/04	15,000	27.53	5/19/11	—	7/21/06	5,647	151,100
	5/24/01	35,000	28.76	5/24/11	—	7/19/07	5,755	154,000
	5/22/02	15,000	29.19	5/22/12	—
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	120,500

Total		99,000			120,500		11,402	305,100

James D. Plummer	7/20/05	15,000	27.15	7/20/12	—	7/21/06	5,647	151,100
						7/19/07	5,755	154,000

Total		15,000			—		11,402	305,100

David S. Pottruck	1/26/99	20,000	33.58	1/26/09	—	7/21/06	5,647	151,100
	5/19/99	15,000	29.39	5/19/09	—	7/19/07	5,755	154,000
	5/17/00	15,000	61.45	5/17/10	—
	5/19/04	15,000	27.53	5/19/11	—
	5/23/01	15,000	29.41	5/23/11	—
	5/22/02	15,000	29.19	5/22/12	—
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	120,500

Total		129,000			120,500		11,402	305,100

Jane E. Shaw	5/20/98	20,000	19.48	5/20/08	145,600	7/21/06	5,647	151,100
	5/19/99	15,000	29.39	5/19/09	—	7/19/07	5,755	154,000
	5/17/00	15,000	61.45	5/17/10	—
	5/19/04	15,000	27.53	5/19/11	—
	5/23/01	15,000	29.41	5/23/11	—
	5/22/02	15,000	29.19	5/22/12	—
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	120,500

Total		129,000			266,100		11,402	305,100

	Option Awards					Stock Awards
		Number of					Number of	Market Value of
		Securities					Shares or	Shares or
		Underlying	Option		Market		Units of Stock	Units of Stock
		Unexercised	Exercise	Option	Value of		That Have	That Have
	Grant	Options	Price	Expiration	Unexercised	Grant	Not Vested	Not Vested
Name	Date	(#) Exercisable	($)	Date	Options ($)	Date	(#)	($)
John L. Thornton	5/19/04	15,000	27.53	5/19/11	—	7/21/06	5,647	151,100
	7/20/05	19,000	27.15	7/20/12	—	7/19/07	5,755	154,000
	7/23/03	12,500	24.58	7/23/13	27,300

Total		46,500			27,300		11,402	305,100

David B. Yoffie	5/19/99	15,000	29.39	5/19/09	—	7/21/06	6,814	182,300
	5/17/00	15,000	61.45	5/17/10	—	7/19/07	6,945	185,900
	5/19/04	15,000	27.53	5/19/11	—
	5/23/01	15,000	29.41	5/23/11	—
	5/22/02	15,000	29.19	5/22/12	—
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	120,500

Total		109,000			120,500		13,759	368,200

Director Stock Ownership Guidelines. The Board has established stock ownership guidelines for the non-employee directors. Within five years of joining the Board, the director must acquire and hold at least 15,000 shares of Intel common stock. After each succeeding five years of Board service, non-employee directors must own an additional 5,000 shares (for example, 20,000 shares after 10 years of service). Unexercised stock options and unvested RSUs do not count toward this requirement. As of December 29, 2007, each director had either satisfied these ownership guidelines or had time remaining to do so.

Retirement. Intel has a deferred compensation plan that allows non-employee directors to defer their cash and equity compensation. The Cash Deferral Election allows participants to defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this option. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel. None of the directors chose the Cash Deferral Election with respect to their 2007 fees. The RSU Deferral Election allows directors to defer their RSUs until termination of service. This election must be 100% or 0% and applies to all RSUs granted during the year. Deferred RSUs count toward Intel’s stock ownership guidelines once they vest. Directors do not receive dividends on deferred RSUs. Ambassador Barshefsky and Dr. Shaw participated in the RSU Deferral Election program in 2007.

In 1998, the Board ended its retirement program for independent directors. Non-employee directors serving at that time were vested with the number of years served. They will receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning upon the director’s departure from the Board. The payments will continue for the lesser of the number of years served as a non-employee director or the life of the director. The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Director Summary Compensation table represent the actuarial increase in pension value accrued under this program. Assumptions used in determining these increases include a discount rate of 5.6%, a retirement age of 65 or current age if older, RP2000 Mortality Table projected to 2007, and an annual benefit amount of $75,000.

Travel Expenses. Intel does not pay meeting fees. We reimburse the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

Charitable Matching. Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for matching funds of up to $10,000 per director per year, which is the same limit for employees generally.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by each of our directors and listed officers and all of our directors and executive officers as a group as of February 21, 2008. Amounts reported under “Number of Shares of Common Stock Beneficially Owned at February 21, 2008” include the number of shares subject to stock options and RSUs that become exercisable or vest within 60 days of February 21, 2008 (which are shown in the columns to the right). Our listed officers are the CEO, Chief Financial Officer (CFO), and three other most highly compensated executive officers in a particular year. In October 2007, Stacy J. Smith succeeded Andy D. Bryant as CFO; therefore, we have six listed officers. To our knowledge, none of our stockholders owns more than 5% of our common stock. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

				Number of Shares
				Subject to Options
				Exercisable as of
	Number of Shares of			February 21, 2008 or
	Common Stock			Which Become	Number of RSUs That
	Beneficially Owned at		Percent	Exercisable Within 60	Vest Within 60 Days
Stockholder	February 21, 2008		of Class	Days of This Date	of February 21, 2008
D. James Guzy, Director	10,369,175		**	129,000	—

Craig R. Barrett, Director and Chairman of the Board	6,108,834	(1)	**	2,795,196	5,641

Paul S. Otellini, Director, President, and Chief Executive Officer	3,488,008	(2)	**	2,742,586	22,500

Sean M. Maloney, Executive Vice President, General Manager, Sales and Marketing Group, and Chief Sales and Marketing Officer	2,153,203	(3)	**	1,998,487	12,125

Andy D. Bryant, Executive Vice President, Finance and Enterprise Services, and Chief Administrative Officer	1,806,018	(4)	**	1,586,454	12,125

David Perlmutter, Executive Vice President and General Manager, Mobility Group	551,591		**	505,390	11,375

Jane E. Shaw, Director	298,179	(5)	**	129,000	—

David B. Yoffie, Director	258,206	(6)	**	109,000	—

Stacy J. Smith, Vice President and Chief Financial Officer	235,781		**	219,990	7,500

David S. Pottruck, Director	154,468	(7)	**	129,000	—

Reed E. Hundt, Director	111,823		**	99,000	—

Charlene Barshefsky, Director	54,000	(8)	**	39,000	—

John L. Thornton, Director	49,323		**	46,500	—

James D. Plummer, Director	20,823		**	15,000	—

Carol A. Bartz, Director	6,766	(9)	**	—	—

Susan L. Decker, Director	1,168		**	—	—

All directors and executive officers as a group (22 individuals)	30,956,077		**	14,849,985	123,516

**	Less than 1%.

(1)	Includes 150,000 shares owned by a private charitable foundation for which Dr. Barrett shares voting authority.

(2)	Includes 1,364 shares held by Mr. Otellini’s spouse, and Mr. Otellini disclaims beneficial ownership of these shares.

(3)	Includes 4,085 shares held by Mr. Maloney’s spouse.

(4)	Includes 1,600 shares held by Mr. Bryant’s son and 1,000 shares held by Mr. Bryant’s daughter, and Mr. Bryant disclaims beneficial ownership of these shares.

(5)	Includes 166,356 shares held by a family trust for which Dr. Shaw shares voting and disposition authority.

(6)	Includes 4,400 shares held by Dr. Yoffie’s mother. Dr. Yoffie had a power of attorney for his mother’s finances, which has subsequently been cancelled. Dr. Yoffie disclaims any economic interest in these shares.

(7)	Includes 800 shares held by Mr. Pottruck’s daughter. Includes a total of 13,400 shares held in two separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and disposition authority.

(8)	Includes 3,977 shares held jointly with Ambassador Barshefsky’s spouse for which Ambassador Barshefsky shares voting and disposition authority.

(9)	Includes shares held by a family trust for which Ms. Bartz has sole voting and disposition authority.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the previous fiscal year, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•	any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons that are not included in one of the above categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

In 2007, there was one related-person transaction under the relevant standards: Intel employed the brother-in-law of Robert J. Baker, an executive officer, as an industrial engineer. Mr. Baker’s brother-in-law received total compensation of $149,300, which was calculated in the same manner as total compensation in the Summary Compensation table. The Audit Committee reviewed and ratified this transaction.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors determines the compensation for our executive officers. The committee considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines and reviews and determines all components of each individual executive officer’s compensation. The committee also consults with management regarding non-executive employee compensation plans and programs, including administering our equity incentive plans.

This section of the proxy statement explains how our executive compensation programs are designed and operate with respect to our listed officers (the CEO, CFO, and three other most highly compensated executive officers in a particular year). In October 2007, Stacy J. Smith succeeded Andy D. Bryant as CFO; therefore, in 2008 we have six listed officers. Because Mr. Smith was not an executive officer at the beginning of the year, the committee did not determine his base salary, annual incentive cash baseline, or equity awards for 2007, but the committee did set these amounts for 2008. The “Executive Compensation” section presents compensation earned by the listed officers in 2007, 2006, and 2005.

Executive Summary

Intel’s compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the company. Intel’s equity plans are designed to ensure that executive compensation programs and practices are aligned with the long-term interests of Intel’s stockholders. Total compensation of each individual varies with individual performance and Intel’s performance in achieving financial and non-financial objectives.

The committee and Intel’s management believe that compensation should help to recruit, retain, and motivate the employees that the company will depend on for current and future success. The committee and Intel’s management also believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases. Intel’s compensation philosophy is reflected in the following key design priorities that govern compensation decisions:

•	alignment with stockholders’ interests;

•	pay for performance;

•	employee recruitment, retention, and motivation;

•	cost and dilution management; and

•	egalitarianism.

Intel employees, including executive officers, are employed at will, without employment agreements, severance payment arrangements (except as required by local law), or payment arrangements that would be triggered by a “change in control” of Intel. Retirement plan programs are broad-based; Intel does not provide special retirement plans or benefits solely for executive officers.

The committee believes that the majority of the executive officers’ total compensation should consist of equity awards, which are longer term incentive compensation, rather than cash, which is typically tied to shorter term performance. This view aligns the interests of executive officers with the interests of stockholders. We use the following descriptive categories in this “Compensation Discussion and Analysis” section:

•	Total cash compensation refers to base salary plus performance-based cash compensation.

•	Performance-based cash compensation includes annual and semiannual incentive cash payments.

•	Equity awards include stock options and RSUs, both of which may be granted as annual or long-term awards with time-based vesting.

•	Performance-based compensation refers to performance-based cash compensation and equity awards (with time-based vesting).

•	Total compensation refers to base salary, performance-based cash compensation, and equity awards (note that this formulation differs from that in the Summary Compensation table).

Compensation for the majority of Intel’s employees located in the United States, including executive officers, consists of the elements identified in the following table.

Compensation Element	Objective	Key Features
Base Salaries	To provide a minimum, fixed level of cash compensation for the executive officers	Targeted at the 25th percentile of our peer group on average, since we strive to have the majority of executive officer pay at-risk and tied to company performance

Adjustments are based on an individual’s current and expected future performance and pay relative to the market

Compensation Element	Objective	Key Features
Performance-Based Cash Compensation	To encourage and reward executive officers’ contributions in producing strong financial and operational results	Annual incentive cash payments are based on a formula that includes relative and absolute net income growth, company performance to operational goals, and an individual performance adjustment

Semiannual incentive cash payments are based on pretax margin or net income, plus customer satisfaction goals

Total cash compensation (base salary plus performance-based cash compensation) is targeted at the 65th percentile of the peer group on average (actual percentile will vary based on annual performance)

Equity Awards	To retain executive officers and align their interests with those of stockholders	Targeted at the 65th percentile of our peer group on average when an executive officer receives annual and long-term stock options and RSU grants

Majority of listed officers’ total compensation comes in the form of stock options that return value to the executive officer only if our stock price appreciates

Annual equity awards generally vest in 25% annual installments over four years

Long-term equity awards generally vest in full on the fifth anniversary of the grant date

Stock Purchase Plan	To encourage executive officer stock ownership, further aligning their interests with those of stockholders	Broad-based program under which employees, including executive officers, can purchase up to $25,000 in market value of Intel stock at a 15% discount to the market price

Profit Sharing Retirement Plan	To provide a minimum level of retirement income for the executive officers	Broad-based plan under which Intel makes profit sharing contributions (a percentage of eligible salary and performance-based cash compensation) up to the tax code limit

Intel’s contributions vest in 20% annual increments after two years of service, completely vesting after six years

Deferred Compensation Plan	To provide retirement savings in a tax-efficient manner	Any profit sharing contributions exceeding the tax code limit are added to the executive officer’s deferred compensation account

Executive officers can elect to defer their base salaries and annual incentive cash payments

History of Executive Compensation at Intel

Historically, compensation for executive officers has consisted of base salary, annual and semiannual incentive cash payments linked to earnings and other performance factors, equity grants, employee stock purchase program, and retirement contributions.

Base salaries for executive officers have traditionally been below the median compared to our peer group. To offset these lower than market base salaries and tie total compensation to company performance, Intel has offered higher than market performance-based compensation in the form of annual and semiannual incentive cash payments and equity awards. As a result, executive officer compensation fluctuates significantly with company performance, aligning executive officers with the long-term interests of our stockholders. In addition, Intel’s egalitarian culture, inspired by Intel’s founders, discourages the committee from offering employment agreements, severance payment arrangements, change in control agreements, or perquisites to our executive officers.

Although our core philosophy and the main elements of executive compensation have remained consistent over time, the committee has sought ways to improve Intel’s compensation programs. Recent examples include:

•	In 2006, Intel began granting RSUs in addition to stock options to manage dilution and promote retention.

•	In 2007, the Executive Officer Incentive Plan was redesigned to provide greater clarity and alignment with performance by adopting a formula that includes relative and absolute financial components based on net income growth, an operational component based on achievement of business goals, and an individual performance adjustment.

The committee periodically reviews Intel’s programs and philosophy to ensure that they are consistent with our goal of attracting, retaining, and motivating our executive officers to deliver outstanding results for our stockholders.

Determining Executive Compensation

In determining base salary, annual incentive cash baselines, and equity awards, the committee uses the executive officers’ current level of compensation as the starting point. The committee then makes adjustments to those levels primarily using benchmarking to peer companies and the individual’s performance. Secondary considerations in determining the new level of compensation include internal pay equity and wealth accumulation. The committee has discretion to set compensation at levels that differ from the target levels.

Benchmarking

To assist the committee in its review of executive compensation, Intel’s Compensation and Benefits Group provides compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee selects as a “peer group” for executive compensation analysis purposes. This historical compensation data is then adjusted in order to arrive at current-year estimates for the peer group. The committee uses this data to compare the compensation of our executive officers to the peer group, targeting the 25th percentile for base salaries and the 65th percentile for total cash compensation on average. The committee’s goal for equity compensation is that the combination of annual and long-term equity awards will approximate the 65th percentile of the peer group on average. Since the executive officers have the highest levels of responsibility for the company’s overall performance, the committee believes these officers are in the best positions to influence the company’s performance, and accordingly should have a significant portion of their cash compensation at risk. Professor Hall, the committee’s independent adviser, and Intel’s Compensation and Benefits Group review this data with the committee.

For 2007, the peer group consisted of technology companies generally considered comparable to Intel as well as non-technology companies within the Fortune 100. For the peer group used in 2007, the committee’s intent was to choose companies that had one or more attributes similar to Intel’s, including semiconductor or computer design, manufacturing and integration, and large enterprises with global operations. The peer group consisted of the following companies:

	Reported Fiscal	Revenue (in	Net Income (in	Market Capitalization on
Company	Year	billions) ($)	billions) ($)	February 20, 2008 (in billions) ($)
Advanced Micro Devices, Inc.	12/29/07	6.0	(3.4)	4.0

Apple, Inc.	9/29/07	24.0	3.5	108.8

Applied Materials, Inc.	10/28/07	9.7	1.7	26.7

Bank of America Corporation	12/31/07	66.3	15.0	190.9

Chevron Corporation	12/31/07	220.9	18.7	180.3

Cisco Systems Inc.	7/28/07	34.9	7.3	139.4

Citigroup Inc.	12/31/07	81.7	3.6	127.3

The Coca-Cola Company	12/31/07	28.9	6.0	135.0

Dell Inc.	2/2/07	57.4	2.6	44.3

EMC Corporation	12/31/07	13.2	1.7	32.4

Exxon Mobil Corporation	12/31/07	404.6	40.6	474.2

	Reported Fiscal	Revenue (in	Net Income (in	Market Capitalization on
Company	Year	billions) ($)	billions) ($)	February 20, 2008 (in billions) ($)
Ford Motor Company	12/31/07	172.5	(2.7)	13.5

General Electric Company	12/31/07	172.7	22.2	345.3

General Motors Corporation	12/31/07	181.1	(38.7)	14.5

Hewlett-Packard Company	10/31/07	104.3	7.3	122.1

Honeywell International Inc.	12/31/07	34.6	2.4	42.1

International Business Machines Corporation	12/31/07	98.8	10.4	149.9

Johnson & Johnson	12/30/07	61.1	10.6	182.7

Lockheed Martin Corporation	12/31/07	41.9	3.0	43.8

Microsoft Corporation	6/30/07	51.1	14.1	262.6

Motorola, Inc.	12/31/07	36.6	—	26.1

National Semiconductor Corporation	5/27/07	1.9	0.4	4.4

Nortel Networks Corporation	12/31/07	10.9	(1.0)	5.0

PepsiCo, Inc.	12/29/07	39.5	5.7	114.2

Pfizer Inc.	12/31/07	48.4	8.1	152.2

Qualcomm Incorporated	9/30/07	8.9	3.3	69.9

Safeway Inc.	12/29/07	42.3	0.9	14.1

Sony Corporation	3/31/07	70.3	1.1	46.9

Sun Microsystems, Inc.	6/30/07	13.9	0.5	15.6

Target Corporation	2/3/07	59.5	2.8	44.4

Texas Instruments Incorporated	12/31/07	13.8	2.7	40.7

Time Warner Inc.	12/31/07	46.5	4.4	59.3

United Parcel Service, Inc.	12/31/07	49.7	0.4	76.1

The Walt Disney Company	9/29/07	35.5	4.7	61.4

Intel 2007	12/29/07	38.3	7.0	119.0

Intel 2007 Percentile Rank		41st	71st	65th

Peer Group Changes for 2008

Based on the recommendation of Professor Hall and Intel’s Compensation and Benefits Group, the committee revised the peer group that Intel will use for making compensation decisions in 2008. The size of the peer group was reduced to 25 companies with the goal of more accurately reflecting the companies with which Intel competes for talent and to resemble more closely the peer group that Intel uses for measuring relative financial performance for annual incentive cash payments. The new peer group includes 15 technology companies and 10 companies outside the technology industry from the S&P 100. The committee chose companies that resemble Intel in various respects, such as making large investments in research and development and having significant manufacturing and global operations. In addition, the committee selected companies whose three-year averages for revenue, net income, and market capitalization approximated Intel’s. Based on the review of market data by Professor Hall and Intel’s Compensation and Benefits Group, the committee does not expect changes in the peer group to have a significant impact on aggregate compensation for 2008. The new peer group is as follows:

	Reported Fiscal	Revenue (in	Net Income (in	Market Capitalization on
Company	Year	billions) ($)	billions) ($)	February 20, 2008 (in billions) ($)
Advanced Micro Devices, Inc.	12/29/07	6.0	(3.4)	4.0

Apple, Inc.	9/29/07	24.0	3.5	108.8

Applied Materials, Inc.	10/28/07	9.7	1.7	26.7

AT&T Corporation	12/31/07	118.9	12.0	207.7

Cisco Systems Inc.	7/28/07	34.9	7.3	139.4

	Reported Fiscal	Revenue (in	Net Income (in	Market Capitalization on
Company	Year	billions) ($)	billions) ($)	February 20, 2008 (in billions) ($)
Dell Inc.	2/2/07	57.4	2.6	44.3

The Dow Chemical Company	12/31/07	53.5	2.9	36.8

EMC Corporation	12/31/07	13.2	1.7	32.4

General Electric Company	12/31/07	172.7	22.2	345.3

Google Inc.	12/31/07	16.6	4.2	158.9

Hewlett-Packard Company	10/31/07	104.3	7.3	122.1

International Business Machines Corporation	12/31/07	98.8	10.4	149.9

Johnson & Johnson	12/30/07	61.1	10.6	182.7

Merck & Co., Inc.	12/31/07	24.2	3.3	102.4

Microsoft Corporation	6/30/07	51.1	14.1	262.6

Motorola, Inc.	12/31/07	36.6	—	26.1

Oracle Corporation	5/31/07	18.0	4.3	99.8

Pfizer Inc.	12/31/07	48.4	8.1	152.2

Qualcomm Incorporated	9/30/07	8.9	3.3	69.9

Texas Instruments Incorporated	12/31/07	13.8	2.7	40.7

Tyco International Ltd.	9/28/07	18.8	(1.7)	19.5

United Parcel Service, Inc.	12/31/07	49.7	0.4	76.1

United Technologies Corporation	12/31/07	54.8	4.2	70.7

Verizon Communications Inc.	12/31/07	93.5	5.5	101.4

Yahoo! Inc.	12/31/07	7.0	0.7	40.2

Intel 2007	12/29/07	38.3	7.0	119.0

Intel 2007 Percentile Rank		51st	69th	66th

Individual Performance Reviews

The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on his knowledge of each executive officer’s performance, an individual self-assessment completed by each executive officer, and feedback provided by each executive officer’s peers and direct reports. The CEO also reviews the compensation data gathered from the compensation surveys and makes a recommendation to the committee on each executive officer’s base salary, annual incentive cash baselines, and equity awards. The CEO does not propose compensation for himself or the Chairman. Intel’s Director of Human Resources and the Compensation and Benefits Group assist the CEO in developing the executive officers’ performance reviews and reviewing the market compensation data to determine the compensation recommendations. Executive officers do not propose or seek approval for their own compensation.

The Chairman and the CEO’s annual performance reviews are developed by the independent directors acting as a committee of the whole Board, chaired by the Lead Independent Director. For the CEO’s review, formal input is received from the independent directors, the Chairman, and senior management. For the Chairman’s review, input is received from the independent directors and the CEO. The Chairman and the CEO also submit self-assessments. The independent directors meet as a group in executive session to prepare the reviews, which are completed and presented to the Chairman and the CEO. These evaluations are used by the committee to determine the Chairman and CEO’s base salaries, annual incentive cash baselines, and equity awards.

Internal Pay Equity

The committee compares the compensation of executive officers with the compensation of the top 100 highest paid employees at Intel to monitor internal pay equity. The committee does not use fixed ratios when conducting this analysis, but our CEO’s total compensation has typically been 1.5 – 3x the total compensation paid to each of our executive vice presidents.

Wealth Accumulation Analysis

The committee’s process for determining compensation also includes a review of Intel’s executive compensation programs and practices, and an analysis of all elements of compensation. The committee also reviews the value of each element of compensation that the executive officer could potentially receive in the next 10 years, under scenarios of continuing employment, termination, and retirement. For this review, total remuneration includes all aspects of the executive officer’s total cash compensation from continuing employment, the future value of equity awards under varying stock price assumptions (and including, as applicable, the impact of accelerated vesting upon retirement), the value of any deferred compensation, and profit sharing retirement benefits. The goal of the analysis is to allow the committee to see how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation. To date, the amount of past compensation, including amounts realized or realizable from prior equity awards, has generally not been a significant factor in the committee’s considerations.

Final Compensation Determinations

In the first quarter of 2007, the committee established base salaries, set the annual incentive cash baselines and operational goals under the Executive Officer Incentive Plan, and determined the equity awards for executive officers. When setting the annual incentive baseline amount, the committee takes into account that these amounts are subject to a multiplier under the Executive Officer Incentive Plan formula. Thus, even when the baseline amount was lower than an executive officer’s base salary, the multiplier resulted in a higher percentage of total cash compensation being performance-based. Following the end of the year, the committee approved the calculation of the multiplier to be used in making annual incentive cash payments based on the Executive Officer Incentive Plan formula and determined any individual performance adjustments under the plan. These determinations are discussed below, after which we provide more details on the different elements of compensation.

With respect to adjustments based on market data, 2007 was the second year of a three-year program to increase cash and equity compensation levels to reach the target percentiles set by the committee, and mirrors an effort to increase compensation for employees generally. However, the target percentiles for base salary, total cash compensation, equity compensation, and total compensation are guidelines for the committee. The committee’s subjective consideration of the other factors discussed above results in individual determinations that differ, at times significantly, from the target percentiles. In addition, actual cash compensation for each of the listed officers also increased due to higher annual incentive cash payments under the Executive Officer Incentive Plan that reflect stronger corporate performance compared to 2006.

Considerations Specific to Dr. Barrett

Dr. Barrett has served as Intel’s Chairman since May 15, 2005, following his transition from serving as Intel’s CEO, and he has been an Intel employee since 1974. In 2007, as in 2006, the committee elected to reduce Dr. Barrett’s base salary by 23% and annual incentive cash baseline by 30%, primarily to reflect the differences in job scope between the role of Chairman and CEO. However, Intel’s strong financial performance in 2007 resulted in an increase in his performance-based cash compensation. Accordingly, Dr. Barrett’s total cash compensation increased 11% in 2007. Dr. Barrett received a higher proportion of RSUs in 2007, reflecting the committee’s decision to provide executive officers with an equity mix of approximately 70% stock options and 30% RSUs. Primarily because of the increase in performance-based cash compensation, Dr. Barrett’s total compensation increased 10% for 2007. The committee compensated Dr. Barrett at levels significantly below the target percentiles, primarily due to differences in the scope of his job compared to other chairman of the board positions in the peer group.

	2007	2006	Change
	($)	($)	(%)

Base Salary	358,300	463,000	(23)

Total Cash Compensation	1,752,400	1,573,400	11

Annual Equity Awards (based on grant date fair value)	1,134,700	1,062,300	7

Long-Term Equity Awards (based on grant date fair value)	—	—	—

Total Compensation	2,887,100	2,635,700	10

Considerations Specific to Mr. Otellini

Mr. Otellini has served as Intel’s CEO since May 15, 2005 and has been an Intel employee since 1974. In 2007, the Committee elected to increase Mr. Otellini’s base salary by 10% and annual incentive cash baseline by 25%. Both elements were increased in light of peer data indicating that his cash compensation was significantly below the committee’s compensation goals. Mr. Otellini’s base salary was increased less than his annual incentive cash baseline in an effort to increase the proportion of at-risk, performance-based compensation. Based on market data, the committee believes that Mr. Otellini’s base salary for 2007 was below the 25th percentile. Although his base salary and annual incentive cash baseline increases, along with the effect of Intel’s strong financial performance on annual incentive cash payments, resulted in Mr. Otellini’s total cash compensation increasing 91% in 2007, the committee believes that his total cash compensation remained below the 65th percentile. Based on grant date fair value, Mr. Otellini received a 4% increase in the value of his annual equity awards in 2007 compared to 2006. In 2007, Mr. Otellini was also granted a long-term stock option to purchase 700,000 shares. In order to reinforce the at-risk, performance-based nature of Mr. Otellini’s total compensation package and reward long-term stock price appreciation, this long-term stock option award was granted in a single year instead of being spread over a number of years. Primarily because of Mr. Otellini’s increased performance-based cash compensation and his long-term stock option, Mr. Otellini’s total compensation increased 104% for 2007. However, the committee believes that his total compensation was still significantly below the 65th percentile. In 2007, the committee compensated Mr. Otellini at levels below the target percentiles because of his relatively short tenure as CEO.

	2007	2006	Change
	($)	($)	(%)

Base Salary	770,000	700,000	10

Total Cash Compensation	4,734,200	2,472,700	91

Annual Equity Awards (based on grant date fair value)	3,614,400	3,475,000	4

Long-Term Equity Awards (based on grant date fair value)	3,793,500	—	—

Total Compensation	12,142,100	5,947,700	104

Considerations Specific to Mr. Bryant

Mr. Bryant, an Executive Vice President, served as Intel’s CFO for 13 years before transitioning in October 2007 to Intel’s Chief Administrative Officer. He has been an Intel employee since 1981. In 2007, the committee elected to increase Mr. Bryant’s base salary by 28% and annual incentive cash baseline by 22% in an effort to provide more market competitive pay. Based on market data, the committee believes that Mr. Bryant’s base salary for 2007 was close to the 25th percentile. Mr. Bryant’s total cash compensation increased 39% in 2007, resulting in his total cash compensation being above the 65th percentile. In 2007, the committee compensated Mr. Bryant above the 65th percentile for total cash compensation because of Intel’s strong financial performance and his tenure as an Executive Vice President. Based on grant date fair value, Mr. Bryant received a 60% increase in the value of his annual equity awards in 2007 compared to 2006, in line with our target for market competitiveness and with grants to other Executive Vice Presidents. Primarily because of the increases in his annual equity awards and performance-based cash compensation, Mr. Bryant’s total compensation increased 48% for 2007. The committee believes that his total compensation was close to the 65th percentile.

	2007	2006	Change
	($)	($)	(%)

Base Salary	455,000	355,000	28

Total Cash Compensation	2,128,400	1,533,500	39

Annual Equity Awards (based on grant date fair value)	1,903,200	1,192,200	60

Long-Term Equity Awards (based on grant date fair value)	—	—	—

Total Compensation	4,031,600	2,725,700	48

Considerations Specific to Mr. Maloney

Mr. Maloney has been an Executive Vice President at Intel for six years and an Intel employee since 1982. In 2007, the committee elected to increase Mr. Maloney’s base salary by 34% and annual incentive cash baseline by 27%. Based on market data, the committee believes that Mr. Maloney’s base salary for 2007 was above the 25th percentile. Mr. Maloney’s total cash compensation increased 44% in 2007. The committee believes that his total cash compensation was above the 65th percentile. In 2007, the committee compensated Mr. Maloney above the 65th percentile for total cash compensation because of Intel’s strong financial performance and in an effort to maintain internal equity with other Executive Vice Presidents. Based on grant date fair value, Mr. Maloney received a 60% increase in the value of his annual equity awards in 2007 compared to 2006, in line with our target for market competitiveness and with grants to other Executive Vice Presidents. In 2007, Mr. Maloney was also granted a long-term stock option to purchase 82,500 shares and 11,750 long-term RSUs. Primarily because of these long-term equity awards and increases in annual equity awards and performance-based cash compensation, Mr. Maloney’s total compensation increased 81% for 2007. The committee believes that his total compensation was close to the 65th percentile.

	2007	2006	Change
	($)	($)	(%)

Base Salary	390,000	290,000	34

Total Cash Compensation	1,883,900	1,309,000	44

Annual Equity Awards (based on grant date fair value)	1,903,200	1,192,200	60

Long-Term Equity Awards (based on grant date fair value)	729,300	—	—

Total Compensation	4,516,400	2,501,200	81

Considerations Specific to Mr. Perlmutter

Mr. Perlmutter has been an Executive Vice President at Intel since November 15, 2007 and an Intel employee since 1980. In 2007, the committee elected to increase Mr. Perlmutter’s base salary by 38% and annual incentive cash baseline by 78%. In addition to individual performance and market-based reasons, Mr. Perlmutter’s total cash compensation was increased because he was no longer participating in some Intel Israel site-specific compensation programs. The committee elected to remove Mr. Perlmutter from these compensation programs (other than retirement programs) in order to more closely align his compensation programs with those of Intel’s other executive officers. Based on market data, the committee believes that Mr. Perlmutter’s base salary for 2007 was below the 25th percentile. These factors, as well as Intel’s strong financial performance, resulted in Mr. Perlmutter’s total cash compensation increasing 72% in 2007. The committee believes that his total cash compensation was below the 65th percentile. Based on grant date fair value, Mr. Perlmutter received a 104% increase in the value of his annual equity awards in 2007 compared to 2006, in line with our target for market competitiveness and with grants to other Executive Vice Presidents. In 2007, Mr. Perlmutter was also granted a long-term stock option to purchase 52,500 shares and 5,000 long-term RSUs. Primarily because of the increases in his annual equity awards and performance-based cash compensation, Mr. Perlmutter’s total compensation increased 72% for 2007. The committee believes that Mr. Perlmutter’s total compensation was significantly below the 65th percentile. In 2007, the committee compensated Mr. Perlmutter at levels below the target percentile for total compensation due to his relatively short tenure as an Executive Vice President.

	2007	2006	Change
	($)	($)	(%)

Base Salary	357,200	258,500	38

Total Cash Compensation	1,612,400	938,800	72

Annual Equity Awards (based on grant date fair value)	1,903,200	933,500	104

Long-Term Equity Awards (based on grant date fair value)	417,800	419,600	—

Total Compensation	3,933,400	2,291,900	72

Considerations Specific to Mr. Smith

Since Mr. Smith was not an Executive Officer when the 2007 compensation decisions were made, Mr. Otellini determined Mr. Smith’s compensation for 2007. Beginning in 2008, his compensation is determined by the committee.

Elements of Compensation

Base Salary

When the committee determines the executive officers’ base salaries during the first quarter of the year, the committee takes into account each officer’s role and level of responsibility at the company. In general, executive officers with the highest level of responsibility have the lowest percentage of their compensation fixed as base salary and the highest percentage of their compensation at risk. The committee strives to have the majority of the executive officers’

compensation at risk. Based on market data, the committee believes that in 2007 the base salaries of the listed officers were, on average, below the 25th percentile of our peer group companies. The committee believes the 25th percentile is an appropriate target for base salaries because the committee strives to have performance-based compensation be a substantial majority of executive officers’ total compensation. Base salary represents a small percentage of total cash compensation (20% in 2007) and total compensation (7% in 2007) for the listed officers.

Performance-Based Compensation

Intel’s pay-for-performance programs include performance-based cash compensation that rewards strong financial performance, and equity awards that reward stock price appreciation. Annual and semiannual incentive cash payments are determined primarily by Intel’s financial results and are not linked directly to Intel’s stock price performance. The committee believes that targeting total cash compensation at the 65th percentile is appropriate because of the high proportion of cash compensation that is variable, at risk, and tied to Intel’s financial performance relative to the peer group. A high percentage of total compensation is performance-based (88% in 2007), with the majority of total compensation in the form of equity awards (58% in 2007).

Annual Incentive Cash Payments. Net income is the key financial component of Intel’s incentive cash programs, and in 2007 net income increased 38% compared to 2006. Primarily because of this result, total cash compensation to listed officers increased 57% overall.

Annual incentive cash payments are made under the Executive Officer Incentive Plan. This plan mirrors the broad-based plan for employees, with the added feature of an individual performance adjustment. The three core elements of the program, which are multiplied together to determine the annual incentive cash payment, are as follows:

•	a formula based on earnings growth and operational performance, which results in a bonus multiplier;

•	an incentive cash baseline for each executive officer; and

•	an individual performance adjustment.

The annual incentive cash payment cannot be increased beyond the maximum limits calculated each year under the formula and cannot in any event exceed $10 million for any individual. The following illustration shows the Executive Officer Incentive Plan formula.

As shown above, the sum of the three corporate performance components determines the Executive Officer Incentive Plan multiplier. We expect the multiplier calculated under the plan to typically range between 2 and 4 (but it may be higher or lower depending on the output of the formula), with a target multiplier of 3. The Executive Officer Incentive Plan provides that the individual performance adjustment could range between 90% and 110%. The committee has the ability to apply subjective, discretionary criteria to determine the individual performance adjustment percentage.

Each corporate performance component is targeted around a score of 100%, with a minimum score of zero. The committee elected to use net income as the financial performance metric to reward executive officers for growing earnings. Diluted earnings per share was considered, but the committee preferred net income to evaluate both absolute and relative financial performance, as it is independent of factors such as stock price movements and stock buybacks that affect earnings per share. The committee may adjust Intel’s net income based on qualifying criteria selected by the committee in its sole discretion as described in the plan. The methodology used to calculate Intel’s net income for both absolute and relative financial performance is the same. Further details on each component follow:

•	Relative Financial Component. To determine relative financial performance, the committee compares Intel’s annual net income growth relative to the market, which for this purpose we define as the 15 technology peer companies plus the companies that make up the S&P 100. To determine Intel’s performance relative to the market, Intel’s net income percentage growth (plus one) is divided by the simple average (with each group weighted equally) of the annual net income percentage growth for the S&P 100 and the 15 technology peer companies (plus one). There is some overlap in the S&P 100 and the 15 technology peer companies that we have identified. We have done this intentionally to provide slightly more weighting to our relative performance compared to the technology peer companies that are also in the S&P 100. Through this component, the committee rewards executive officers for how well Intel performs compared to a broader market. In 2007, Intel’s net income grew significantly faster than the market average (38.3% vs. 5%).

•	Absolute Financial Component. To determine absolute financial performance, Intel’s current-year net income is divided by Intel’s average net income over the previous three years. Due to historical volatility in earnings, the committee decided to use a rolling three-year average in the denominator so that Intel does not over- or under-compensate executive officers based on volatility in earnings. Through this component, the committee rewards executive officers for sustained performance. In 2007, Intel’s net income was 10% higher than the trailing three-year average.

•	Operational Component. Each year, the committee approves operational goals and their respective success criteria for measuring operational performance. The operational goals typically link to performance in several key areas, including financial performance, product design/development roadmaps, manufacturing/cost/productivity improvements, and customer satisfaction. For 2007, the committee approved 23 operational goals, allocated and grouped into the categories described in the following tables, with weightings that total 100 points. The goals and success measures are defined within the first 90 days of the performance period. The scoring for each goal ranges from 0 to 1.25 based on the level of achievement reflected in Intel’s confidential internal annual business plan. The results are summed and divided by 100, such that the final operational score is between 0 and 1.25. The operational goals selected by the committee are also used in the broad-based employee annual incentive cash plan and are prepared each year as part of the annual planning process for the company, so that all employees are focused on achieving the same company-wide operational results. These operational goals are derived from a rigorous process for tracking and evaluating performance; however, some goals have non-quantitative measures that require some degree of subjective evaluation. Over the past five years, operational goals have scored between 88% and 108%, with an average result of 99%. The operational goals are intended to be a practical and realistic estimate of the coming year based on the data, projections, and analyses that Intel uses in its planning processes. The scores for the year, representing Intel’s achievement of the year’s operational goals, are calculated by senior management and are reviewed and approved by the committee. The company scored 107% on its operational goals in 2007, up from 88% in 2006.

2007 Operational Goal Categories

Architecture/Platforms – 25 points	Customer Orientation – 25 points

• Next-generation product development	• Improved roadmap flexibility, delivery performance, and
• Graphics leadership	response rates
• Reinvigoration of brand leadership

Manufacturing/Technology – 25 points	Growth and Execution – 25 points

• Factory performance and costs	• Revenue and product roadmap ramps/execution
• Process technology milestones	• Headcount and spending metrics and execution

Executive Officer Incentive Plan Formula Results for 2007

Following the end of fiscal year 2007, the committee determined the annual incentive cash payments in accordance with the plan’s formula. The 2007 financial results yielded a multiplier of 3.49, calculated as follows:

	Absolute Financial Component
Relative Financial Component	(In millions)($)	Operational Component	Points	EOIP Multiplier

(1 + 38.3%)	6,976	Architecture/Platforms	24.0
(1 + 5.0%)	6,314(1)	Manufacturing/Technology	30.5
		Customer Orientation	24.6
		Growth and Execution	28.0
		Total	107.1/100

1.32	1.10		1.07	3.49

(1)	With the requirement in 2006 to include the impact of stock-based compensation in generally accepted accounting principles financial statements, the 2004 and 2005 net income numbers include the impact of stock-based compensation to ensure consistency in measuring net income growth. Additionally, the 2005 net income number excludes the additional tax expense of $250 million related to the decision to repatriate non-U.S. earnings under the American Jobs Creation Act of 2004.

In addition, for fiscal 2007 the committee elected to provide each listed officer with a positive individual performance adjustment in light of the totality of Intel’s strong performance in 2007.

The following graph illustrates how the amount of the average annual incentive cash payment to listed officers has varied with changes to Intel’s net income.

Semiannual Incentive Cash Payments. Intel’s executive officers participate in a company-wide, semiannual cash incentive plan that calculates payouts based on Intel’s corporate profitability to link compensation to financial performance. Payouts are communicated as a number of extra days of compensation, with executive officers receiving the same number of extra days as other employees. Two formulas compute a payout, with the actual payout based on the formula that delivers the higher value:

•	0.65 days of compensation (calculated based on eligible earnings for the six-month period, including one-half of incentive baseline amounts) for every two percentage points of Intel’s pretax profit as a percentage of revenue; or

•	a payment expressed as days of compensation based on 4.5% of net income divided by the current value of a worldwide day of compensation (essentially, Intel’s daily payroll cost).

An additional two days of compensation are awarded annually if Intel achieves customer satisfaction goals. Payouts occur in the first and third quarters of each year based on corporate performance for the preceding two quarters.

Plan payments earned in 2007 totaled 17.3 days of compensation per employee, up from 15.1 days in 2006. This total included two days of compensation resulting from Intel’s achievement of its customer satisfaction goals in 2007. In 2007, 2006, and 2005, semiannual incentive cash payments represented 5% or less of listed officers’ total performance-based cash compensation.

Equity Incentive Plans

The committee and management believe that equity compensation is a critical component of a total compensation package that helps Intel recruit, retain, and motivate the employees needed for the present and future success of the company. In 2006, Intel began granting employees RSUs in addition to stock options. Stock options provide actual economic value to the holder if the price of Intel stock has increased from the grant date at the time the option is exercised. In contrast, RSUs have economic value when they vest even if the stock price declines or stays flat. Stock options motivate executive officers by providing more potential upside. RSUs assist the company in retaining executive officers because they have more stable value.

The use of RSUs also assists in maintaining the Board’s long-term goal that equity grants not result in an average annual dilution rate that exceeds 2%. Because the grant date fair value of each RSU that we grant is greater than the grant date fair value of each stock option, employees on average receive fewer RSUs now than stock options in the past. Most equity grants occur on an annual basis in connection with the annual performance review and compensation adjustment cycle. In general, annual stock options and RSUs vest in 25% annual increments beginning one year from the date of grant. For all employees including executive officers, Intel uses pre-established quarterly dates for the formal granting of equity awards during the year. With limited exceptions, these dates typically occur shortly after publication of Intel’s quarterly earnings releases.

For Intel’s executive officers, the committee grants a combination of annual equity grants targeted to be below market average in value, and long-term equity grants, which in combination with the annual grants are intended to approximate the 65th percentile of the peer group. The committee believes that the 65th percentile is an appropriate target because the majority of equity awards granted to executive officers are in the form of stock options, which have no economic value unless the market price of Intel’s common stock increases. Executive officers are eligible to receive long-term grants that generally have a five-year cliff-vesting schedule, meaning that 100% of the grant vests on the fifth anniversary of the date that the grants are awarded. The annual equity grants and long-term equity grants are both generally a mix of stock options and RSUs based on their grant date fair values as calculated under SFAS No. 123(R). In 2007, the committee approved management’s recommendation to increase the RSU mix for all employees, including moving almost all executive officers from an 80/20 split to a 70/30 split. The committee and Mr. Otellini believed that increasing the use of RSUs would help with retention and to make Intel’s compensation package more competitive with the companies in the peer group.

The committee determines the amount of annual equity grants and long-term grants based on its subjective consideration of factors such as relative job scope, expected future contributions to the growth and development of the company, and the competitiveness of grants relative to the peer group. When evaluating future contributions, the committee projects the value of the executive officer’s future performance based on the officer’s expected career development. The equity grants are meant to motivate the executive officer to stay at Intel and deliver the expected future performance.

Because equity compensation is more complicated than cash compensation, there are a number of ways to present the costs to Intel and the benefits to the listed officers resulting from Intel’s equity compensation program. The following graphs and table present five different views of Intel’s equity compensation program. The first two graphs are based on the reporting of share-based compensation expense in Intel’s financial statements. The table following these graphs shows some of the key metrics (dilution, burn rate, and overhang) that the committee and Intel’s management use to measure how effectively Intel manages its equity compensation program. The third and fourth graphs show how the economic value that the listed officer receives from equity compensation varies with changes to Intel’s stock price by showing the listed officers’ realized and unrealized gains and losses.

The following graph shows the SFAS No. 123(R) expense that Intel incurred during each year for financial statement purposes for grants to listed officers. The amount of expense that Intel incurs each year relates to a portion of many years worth of equity awards. For example, expense related to annual stock options granted in April 2007 would typically be incurred as the award vests, with expense in 2007, 2008, 2009, 2010, and the beginning of 2011. SFAS No. 123(R) expense for the listed officers declined 19% in 2007 compared to 2006, primarily because the number of equity awards that completed vesting exceeded the number of new equity awards granted.

The graph below shows the expense for awards granted to listed officers during each year for financial statement purposes. The grant date fair value of annual and long-term equity awards granted to listed officers in January and April 2007 totaled $17.1 million, and this expense will be incurred over the service period as the awards vest in 2008, 2009, 2010, 2011, and 2012. The grant date fair value of equity awards that the committee granted in 2007 increased 92% compared to 2006, with the majority of the increase ($5.3 million) due to the granting of long-term equity awards.

While the two graphs above focus on how our equity compensation program impacts our financial statements, there are other key metrics that the committee and Intel’s management use to determine the costs to stockholders of Intel’s equity compensation program. The following table shows how these metrics have changed over the past three years. We define the metrics as follows:

•	Dilution is total equity awards granted (less cancellations) divided by shares outstanding at the beginning of the year.

•	Burn rate is similar to dilution, but does not take cancellations into account.

•	Overhang is equity awards outstanding but not exercised plus equity awards available to be granted, divided by total equity awards outstanding at the end of the year.

Equity Compensation Key Metrics

	2007	2006	2005
	(%)	(%)	(%)

Dilution	—	.2	1.3

Burn rate	1.0	1.4	1.9

Overhang	16.2	17.8	19.2

By policy, the committee limits grants to listed officers to no more than 5% of the total equity awards granted in any one year. The dilution, burn rate, and overhang amounts reported above are for all equity awards, not just those awarded to listed officers. The goal of the committee and Intel’s management is to limit annual dilution to less than 2%.

While the graphs and table above show some of the costs of Intel’s equity compensation program, the next two graphs show the economic benefit of equity compensation to the listed officers. Additionally, the graphs show how the value of the listed officers’ equity awards is directly affected by changes in the price of Intel common stock. During 2007, the price of Intel common stock increased 32% from the beginning of the fiscal year to year-end. This 32% increase translated into an unrealized gain of $43.6 million for the listed officers and illustrates the performance-based nature of Intel’s equity compensation program. To promote comparability from year to year, the Unrealized Gain/Loss on Equity Awards graph includes only awards that were outstanding at both the beginning and the end of the fiscal year (awards that were granted or that were exercised or settled during the year are excluded).

The Realized Gains graph below shows the aggregate value of the stock options that were exercised and RSUs that were settled by the listed officers for each of the past three years. This graph shows the gains that the listed officers actually received from their equity awards, while the Unrealized Gain/Loss on Equity Awards graph shows unrealized gains measured as of the end of each fiscal year (which may or may not ever be realized).

Employee Stock Purchase Plan

Intel’s employee stock purchase plan allows employees to acquire Intel stock at a discount price and is intended to encourage employee stock ownership. This plan has a six-month look-back and allows participants to buy Intel stock at a 15% discount to the market price with up to 10% of their salary and performance-based cash compensation (up to $25,000).

Retirement Plans

Intel provides limited post-employment compensation arrangements to listed officers, consisting of an employee-funded 401(k) savings plan, a discretionary company-funded profit sharing retirement plan, and a company-funded pension plan, each of which is tax-qualified and available to substantially all U.S. employees; and a non-tax-qualified supplemental deferred compensation plan for highly compensated employees.

The committee allows for the participation of the executive officers in these plans to encourage the officers to save for retirement and to assist the company in retaining the officers. The deferred compensation plan is intended to promote retention by giving employees an opportunity to save in a tax-efficient manner. The terms governing the retirement benefits under these plans for the executive officers are the same as those available for other eligible employees in the U.S. The plans differ, but each plan other than the pension plan results in individual participant balances that reflect a combination of:

•	an annual amount contributed by the company or deferred by the employee (as a portion of his or her eligible cash compensation);

•	the contributions and deferred amounts being invested at the direction of either the company or the employee (the same investment choices are available to all participants); and

•	the continuing reinvestment of returns until the accounts are distributed.

Intel does not make matching contributions based on the amount of employee contributions under any of these plans. The profit sharing retirement plan consists of a discretionary cash contribution determined annually by the committee for executive officers, and by the CEO for other employees. These contribution percentages have historically been the same for executive officers and other employees. For 2007, Intel’s discretionary contributions (including allocable forfeitures) to the profit sharing retirement plan for all eligible U.S. employees, including executive officers, equaled 7% of eligible salary (which included annual and semiannual incentive cash payments as applicable). To the extent that the amount of the contribution is limited by the tax code, Intel credits the additional amount to the non-qualified deferred compensation plan. Intel invests all of its contributions to the profit sharing retirement plan in a diversified portfolio.

Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table but are included in the Non-Qualified Deferred Compensation table. The investment options available under the non-qualified plan are the same investment options that are available in the 401(k) savings plan.

The benefit provided to listed officers who participate in the pension plan consists of a tax-qualified arrangement that offsets amounts that otherwise would be paid under the non-qualified deferred compensation plan described above. Each participant’s tax-qualified amount in this arrangement was established based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits set by Intel for equitable administration.

Other Compensation Policies

Personal Benefits. The committee supports the goal of management to maintain an egalitarian culture in its facilities and operations. Intel’s executive officers are not entitled to operate under different standards than other employees. Intel does not have programs for providing personal benefit perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. The company provides air and other travel for Intel’s executive officers for business purposes only. Intel’s company-operated aircraft hold approximately 40 passengers and are used in regularly scheduled shuttle routes between Intel’s major U.S. facility locations, and Intel’s use of non-commercial aircraft on a time-share or rental basis is limited to appropriate business-only travel. Intel’s health care, insurance, and other welfare and employee benefit programs are essentially the same for all eligible employees, including executive officers, although the details of the programs may vary by country. Intel shares the cost of health and welfare benefits with its employees, a cost that is dependent on the level of benefits coverage that each employee elects. Intel’s employee loan programs are not available to Intel’s executive officers. Intel has no outstanding loans of any kind to any of its executive officers.

Stock Ownership Guidelines. Because the committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive officers. The ownership guidelines specify a number of shares that Intel’s executive officers must accumulate and hold within five years of the later of the effective date of the guidelines or the date of appointment or promotion as an executive officer. The following table lists the specific share requirements. Stock options and unvested RSUs do not count toward satisfying these ownership guidelines. Each of our listed officers had either satisfied these ownership guidelines or had time remaining to do so as of December 29, 2007.

	CEO	Chairman	CFO	Executive Vice President	Senior Vice President

Minimum Number of Shares	250,000	150,000	125,000	100,000	65,000

Intel Policies Regarding Claw-Backs. Intel’s 2007 Executive Officer Incentive Plan and 2006 Equity Incentive Plan include standards for seeking the return (claw-back) from executive officers of cash incentive payments and stock sale proceeds in the event that they had been inflated due to financial results that later had to be restated. The 2007 Executive

Officer Incentive Plan and 2006 Equity Incentive Plan were approved by stockholders and were included in the 2007 Proxy Statement for the 2007 annual meeting, which can be found at www.intel.com/intel/annualreports.

Tax Deductibility. Section 162(m) of the tax code places a limit of $1 million on the amount of compensation that Intel may deduct in any one year with respect to its CEO and each of the next four most highly compensated executive officers. Certain performance-based compensation approved by stockholders is not subject to this deduction limit. Intel structured its 2006 Equity Incentive Plan with the intention that stock options awarded under this plan would qualify for tax deductibility. However, in order to maintain flexibility and promote simplicity in the administration of these arrangements, other compensation such as RSUs and payments under the 2007 Executive Officer Incentive Plan are not designed to qualify for tax deductibility.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our CEO, Paul S. Otellini, and our CFO, Stacy J. Smith. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2007 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee
Reed E. Hundt, Chairman
David S. Pottruck
John L. Thornton
David B. Yoffie

EXECUTIVE COMPENSATION

The following table lists the annual compensation for the fiscal years 2007, 2006, and 2005 of our CEO, current and former CFOs, and our three other most highly compensated executive officers in 2007 (referred to as listed officers).

Summary Compensation

						Change in
						Pension
						Value and
					Non-Equity	Non-Qualified
					Incentive	Deferred	All
			Stock	Option	Plan	Compensation	Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Craig R. Barrett	2007	358,300	409,900	3,969,700	1,394,100	88,000	102,100	6,322,100
Chairman of the Board	2006	463,000	47,700	6,410,200	1,110,400	36,000	222,200	8,289,500
	2005	610,000	—	6,308,100	2,727,800	1,898,000	196,500	11,740,400

Paul S. Otellini	2007	770,000	595,100	6,034,700	3,964,200	—	178,000	11,542,000
President	2006	700,000	352,000	6,699,000	1,772,700	46,000	236,700	9,806,400
Chief Executive Officer	2005	608,300	—	7,600,800	2,683,400	1,171,000	158,500	12,222,000

Andy D. Bryant(1)	2007	455,000	357,700	3,124,500	1,673,400	—	114,000	5,724,600
Executive Vice President,	2006	355,000	117,300	4,888,000	1,178,500	49,000	148,200	6,736,000
Finance and Enterprise Services	2005	330,000	—	4,963,700	1,765,000	1,235,000	100,300	8,394,000
Chief Administrative Officer

Stacy J. Smith	2007	305,000	135,600	548,500	953,000	—	261,700 (2)	2,203,800
Vice President	2006	235,000	22,300	485,100	430,200	11,000	57,000	1,240,600
Chief Financial Officer	2005	202,000	—	450,500	580,100	371,000	37,000	1,640,600

						Change in
						Pension
						Value and
					Non-Equity	Non-Qualified
					Incentive	Deferred	All
			Stock	Option	Plan	Compensation	Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Sean M. Maloney	2007	390,000	429,000	3,207,200	1,493,900	—	98,300	5,618,400
Executive Vice President	2006	290,000	87,100	4,678,400	1,019,000	7,000	127,200	6,208,700
General Manager,	2005	270,000	—	4,823,400	1,530,700	210,000	79,600	6,913,700
Sales and Marketing Group Chief Sales and Marketing Officer

David Perlmutter	2007	357,200	379,700	1,619,600	1,255,200	300,700	393,700	4,306,100
Executive Vice President	2006	258,500	106,600	1,753,700	680,300	206,100	190,300	3,195,500
General Manager,	2005	196,700	—	1,663,800	839,100	99,600	44,700	2,843,900
Mobility Group(3)

Total	2007	2,635,500	2,307,000	18,504,200	10,733,800	388,700	1,147,800	35,717,000
	2006	2,301,500	733,000	24,914,400	6,191,100	355,100	981,600	35,476,700
	2005	2,217,000	—	25,810,300	10,126,100	4,984,600	616,600	43,754,600

(1)	Mr. Bryant served as Chief Financial Officer until October 16, 2007.

(2)	In 2004, Intel arranged for a third party to provide Mr. Smith with a mortgage on his home in connection with his relocation from England to California. The loan principal was $950,000, the interest rate was 1.16%, and the term was five years. Mr. Smith paid off this mortgage in December 2006 (prior to his becoming an executive officer). In January 2007, Mr. Smith received a one-time payment of $210,000 (including a tax gross-up of $74,000) to replace the benefit that Mr. Smith gave up by paying off the low-interest loan prior to the original due date. The remaining $51,700 consists of profit sharing contributions.

(3)	Mr. Perlmutter receives his cash compensation in Israeli shekels. The amounts reported above in the “Salary,” “Non-Equity Incentive Plan Compensation,” and certain amounts within the “All Other Compensation” columns were converted to U.S. dollars using a rate of 3.94 shekels per dollar calculated as of December 29, 2007. The “All Other Compensation” column for Mr. Perlmutter consists of the following amounts (in U.S. dollars):

Year	Annual Israeli Site Bonus	Study Fund	Relocation
2007	—	400	393,300

2006	31,500	19,300	139,500

2005	30,100	14,600	—

Total Compensation. Total compensation as reported in the Summary Compensation table was relatively flat from 2006 to 2007 for listed officers, primarily because increases in performance-based cash compensation were offset by decreases in SFAS No. 123(R) expense for outstanding option awards. CEO Paul S. Otellini received total compensation of $11.5 million in 2007, or 0.2% of Intel’s 2007 net income of $7 billion. Intel’s listed officers received total compensation of $35.7 million in 2007, or 0.5% of net income.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation table represent the dollar amount, without any reduction for risk of forfeiture, recognized for financial reporting purposes related to grants of options and RSUs to each of the listed officers. We calculated these amounts in accordance with the provisions of SFAS No. 123(R) for 2007 and 2006, and SFAS No. 123 for 2005.

We calculate compensation expense related to stock options using the Black-Scholes option-pricing model. Because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs, we calculate compensation expense related to an RSU by taking the value of Intel common stock on the date of grant and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests. We amortize compensation expense over the service period and do not adjust the expense based on actual gains or losses. The compensation expense in the “Stock Awards” and “Option Awards” columns is related to RSUs and options awarded in 2007 and prior years.

To illustrate how we recognize compensation expense, assume that an employee received an option to purchase 100,000 shares of stock at the beginning of 2007 with a grant date fair value of $500,000 calculated using the Black-Scholes pricing model. This option vests over four years in 25% annual installments. Under SFAS No. 123(R), Intel would recognize compensation expense of $125,000 in each of 2007, 2008, 2009, and 2010 (the service period). However, under our form of award agreements, the vesting of stock options and RSUs—and thus the annual accounting expense reported in the Summary Compensation table—may accelerate based on the employee’s age and years of service. For employees over 60 years of age, upon retirement the employee would generally receive an additional year of vesting for every five years of service to Intel. Alternatively, if an employee’s age plus years of service equal 75 or above, the employee would receive an additional year of vesting (Rule of 75). This acceleration shortens the service period and increases the amount of compensation expense reported in a given year. In the above example, if the employee were Rule of 75 eligible, the employee would be entitled to an additional year of vesting upon retirement. The service period would then be three years, and Intel would recognize compensation expense of $166,666 in each of 2007, 2008, and 2009. The amount of this compensation expense is not affected by changes in the price of our common stock after the grant date.

The following table includes the assumptions used to calculate the compensation expense reported for 2007, 2006, and 2005 on a grant-date by grant-date basis.

	Assumptions
		Expected	Risk-Free	Dividend
Grant	Volatility	Life	Interest Rate	Yield
Date	(%)	(Years)	(%)	(%)
11/12/97	36	6.5	6.6	0.1
1/20/98	36	6.5	5.3	0.2
4/25/00	42	6.5	6.2	0.1
4/10/01	47	6.0	4.9	0.3
10/31/01	47	6.0	4.9	0.3
11/27/01	47	6.0	4.9	0.3
3/26/02	49	6.0	3.7	0.3
4/9/02	49	6.0	3.7	0.3
11/25/02	49	7.0	3.7	0.3
1/22/03	50	8.9	3.7	0.4
4/22/03	55	4.0	2.0	0.4
1/21/04	46	9.0	3.8	0.5
4/15/04	51	4.0	3.0	0.6
7/15/04	50	4.0	3.3	0.7
10/14/04	49	6.0	3.4	0.8
2/2/05	26	7.8	4.1	1.4
4/21/05	27	4.8	3.9	1.4
4/21/06	27	4.8	5.0	2.0
1/18/07	26	6.7	4.8	2.2
4/19/07	25	4.8	4.6	2.1

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table include annual incentive cash payments made under the Executive Officer Incentive Plan and semiannual incentive cash payments. The allocation of payments was as follows:

			Semiannual
		Annual Incentive	Incentive Cash	Total Incentive
		Cash Payments	Payments	Cash Payments
Name	Year	($)	($)	($)
Craig R. Barrett	2007	1,344,000	50,100	1,394,100
	2006	1,050,000	60,400	1,110,400
	2005	2,632,000	95,800	2,727,800

Paul S. Otellini	2007	3,840,000	124,200	3,964,200
	2006	1,680,000	92,700	1,772,700
	2005	2,585,000	98,400	2,683,400

Andy D. Bryant	2007	1,610,400	63,000	1,673,400
	2006	1,118,800	59,700	1,178,500
	2005	1,698,400	66,600	1,765,000

Stacy J. Smith	2007	915,000	38,000	953,000
	2006	407,900	22,300	430,200
	2005	557,400	22,700	580,100

Sean M. Maloney	2007	1,440,000	53,900	1,493,900
	2006	967,300	51,700	1,019,000
	2005	1,472,800	57,900	1,530,700

David Perlmutter	2007	1,205,400	49,800	1,255,200
	2006	639,200	41,100	680,300
	2005	803,500	35,600	839,100

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. In December 2005, Intel established the tax-qualified pension plan arrangement that partially offsets the non-tax-qualified deferred compensation obligation of the company. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. In 2005, the amounts reported in this column of the Summary Compensation table were the present value of the employee’s entire accrued benefit under the pension plan. The effect of this change to the plan is to reduce the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution.

Since 2006, the amounts reported represented the actuarial increase in the pension plan arrangement. Since the age-65 annuity benefit under the tax-qualified pension plan arrangement is frozen, benefit amounts are not tied to years of service. Thus, the actuarial increases arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. Mr. Perlmutter participates in a pension savings plan and a severance plan for Israeli employees. The changes in pension value reported above are the increases in the balance of the pension savings plan (less Mr. Perlmutter’s contributions) and the increase in the actuarial value for the severance plan.

All Other Compensation. Amounts listed in this column of the Summary Compensation table (except as footnoted) consist of tax-qualified discretionary company contributions to the profit sharing retirement plan of $15,750 in 2007, $15,400 in 2006, and $16,800 in 2005, and discretionary company contributions credited under the profit sharing component of the non-qualified deferred compensation plan. These amounts will be paid to the listed officers only upon retirement, termination, disability, death, or after reaching the age of 70 1/2 for an active employee.

Additional Programs for Mr. Perlmutter

Relocation Package. In 2006, Mr. Perlmutter relocated to the United States from Israel and will reside in the U.S. for a two-year period. Since this is a temporary assignment, Mr. Perlmutter is receiving a two-way relocation package. The package he is receiving contains the same elements as a standard Intel employee relocation package. Intel’s relocation packages include monetary allowances and moving services to help employees relocate. The packages are designed to meet the business needs of Intel and the personal needs of Intel employees and their families. Intel’s relocation packages are consistent with market practices and Intel’s compensation philosophy and are global in scope. Relocation packages apply to all employees based on set criteria such as duration of assignment, destination for the assignment, family size, and other needs as applicable.

Israel Study Fund. To encourage continuing education, Intel Israel offers eligible employees the opportunity to participate in a voluntary savings program to which both Intel and the employee contribute. Each month, an eligible employee contributes 2.5% and Intel contributes 7.5% of base salary to the study fund. The contributions are tax-free up to a certain salary amount fixed by legislation. After three years of membership, employees can withdraw the accrued funds for study in Israel or abroad; after six years, employees can use the accrued funds for any purpose. In 2007, Mr. Perlmutter participated in the Israel Study Fund for one month.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table presents equity awards and awards granted under our annual and semiannual incentive cash plans in 2007.

						All	All
						Other	Other
				Estimated Possible		Stock	Option			Grant
				Payouts Under		Awards:	Awards:	Exercise		Date Fair
				Non-Equity Incentive		Number	Number of	or Base	Market	Value of
				Plan Awards		of Shares	Securities	Price of	Price on	Stock and
						of Stock	Underlying	Option	Grant	Option
		Grant	Approval	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Award Type	Date	Date	($)	($)	(#)	(#)	($/Sh)(1)	($/Sh)(1)	($)(2)
Craig R. Barrett	Annual Option	4/19/07	4/19/07				140,000	21.52	21.81	724,800
	Annual RSU	4/19/07	4/19/07			20,000				409,900
	Annual Cash			1,050,000	10,000,000
	Semiannual Cash			60,400

Paul S. Otellini	Long-Term Option	1/18/07	1/16/07				700,000	20.70	20.65	3,793,500
	Annual Option	4/19/07	4/19/07				520,000	21.52	21.81	2,692,100
	Annual RSU	4/19/07	4/19/07			45,000				922,300
	Annual Cash			3,000,000	10,000,000
	Semiannual Cash			92,700

Andy D. Bryant	Annual Option	4/19/07	4/19/07				235,000	21.52	21.81	1,216,600
	Annual RSU	4/19/07	4/19/07			33,500				686,600
	Annual Cash			1,320,000	10,000,000
	Semiannual Cash			59,700

Stacy J. Smith	Long-Term Option	1/18/07	1/16/07				45,000	20.70	20.65	278,000
	Long-Term RSU	1/18/07	1/16/07			6,500				121,500
	Annual Option	4/19/07	4/19/07				160,000	21.52	21.81	828,400
	Annual RSU	4/19/07	4/19/07			23,000				471,400
	Annual Cash			720,000	10,000,000
	Semiannual Cash			22,300

Sean M. Maloney	Long-Term Option	1/18/07	1/16/07				82,500	20.70	20.65	509,600
	Long-Term RSU	1/18/07	1/16/07			11,750				219,700
	Annual Option	4/19/07	4/19/07				235,000	21.52	21.81	1,216,600
	Annual RSU	4/19/07	4/19/07			33,500				686,600
	Annual Cash			1,125,000	10,000,000
	Semiannual Cash			51,700

David Perlmutter	Long-Term Option	1/18/07	1/16/07				52,500	20.70	20.65	324,300
	Long-Term RSU	1/18/07	1/16/07			5,000				93,500
	Annual Option	4/19/07	4/19/07				235,000	21.52	21.81	1,216,600
	Annual RSU	4/19/07	4/19/07			33,500				686,600
	Annual Cash			960,000	10,000,000
	Semiannual Cash			41,100

(1)	The exercise price was determined based on the average of the high and low price of Intel common stock on the grant date, while the market price on the grant date is the closing price of our common stock on that date.

(2)	The grant date fair value is generally the amount that Intel would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

Annual incentive cash awards are made under the Executive Officer Incentive Plan. The Compensation Committee sets the incentive baseline amount under the Executive Officer Incentive Plan annually as part of the annual performance review and compensation adjustment cycle, and this incentive baseline amount is then multiplied by a multiplier calculated at the end of the year. Amounts reported as “target” are incentive baseline amounts multiplied by 3, for a score of 100% on each component. The multiplier formula takes into account Intel’s absolute and relative financial performance, as well as the achievement of operational goals. The maximum amounts in the table above are set forth in the Executive Officer Incentive Plan.

Semiannual cash awards are made under a broad-based plan based on Intel’s profitability. Listed officers and other eligible employees receive 0.65 days of compensation for every two percentage points of corporate pretax margin, or a payment expressed as days of compensation based on 4.5% of net income divided by the current value of a worldwide day of compensation, whichever is greater. We will pay an additional day of compensation for each six-month period if Intel achieves customer satisfaction goals. Because benefits are determined under a formula and the Compensation Committee does not set a target amount under the plan, under SEC rules the target amounts reported in the table above are the amounts earned in 2006.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information with respect to outstanding stock options and RSUs held by the listed officers as of December 29, 2007. Unless specified, equity awards vest at a rate of 25% per year over four years from the grant date.

	Option Awards						Stock Awards
									Market
			Number of					Number of	Value
		Number of	Securities					Shares	of Shares
		Securities	Underlying			Market		or Units of	or Units of
		Underlying	Unexercised			Value		Stock	Stock
		Unexercised	Options	Option	Option	of		That Have	That Have
		Options	(#)	Exercise	Expiration	Unexercised	Grant	Not	Not
Name	Grant Date	(#) Exercisable	Unexercisable	Price ($)	Date	Options ($)	Date	Vested (#)	Vested ($)
Craig R. Barrett	4/14/98	288,000	—	19.00	4/14/08	2,234,900	4/21/06	1,922	51,400
	4/13/99	216,000	—	30.70	4/13/09	—	4/19/07	20,000	535,200
	4/25/00	200,000	—	61.19	4/25/10	—
	3/21/01	84,696	—	25.69	3/21/11	90,600
	4/10/01	200,000	—	24.23	4/10/11	506,000
	10/31/01	200,000	—	24.37	10/31/11	478,000
	4/9/02	584,000	—	29.33	4/09/12	—
	1/22/03	—	1,000,000 (1)	16.42	1/22/13	10,340,000
	4/22/03	350,000	—	18.63	4/22/13	2,845,500
	4/15/04	262,500	87,500	27.00	4/15/14	—
	4/21/05	125,000	125,000	23.16	4/21/12	900,000
	4/21/06	50,000	150,000	19.51	4/21/13	1,450,000
	4/19/07	—	140,000	21.52	4/19/14	733,600

Total		2,560,196	1,502,500			19,578,600		21,922	586,600

Paul S. Otellini	4/14/98	128,000	—	19.00	4/14/08	993,300	4/21/06	33,750	903,200
	4/13/99	108,000	—	30.70	4/13/09	—	4/19/07	45,000	1,204,200
	4/25/00	120,000	—	61.19	4/25/10	—
	3/21/01	49,586	—	25.69	3/21/11	53,100
	4/10/01	108,000	—	24.23	4/10/11	273,200
	10/31/01	200,000	—	24.37	10/31/11	478,000
	4/9/02	664,000	—	29.33	4/09/12	—
	1/22/03	—	600,000 (1)	16.42	1/22/13	6,204,000
	4/22/03	300,000	—	18.63	4/22/13	2,439,000
	4/15/04	225,000	75,000	27.00	4/15/14	—
	2/2/05	—	400,000 (2)	22.63	2/02/15	1,652,000
	4/21/05	250,000	250,000	23.16	4/21/12	1,800,000
	4/21/06	130,000	390,000	19.51	4/21/13	3,770,000
	1/18/07	—	700,000 (3)	20.70	1/18/17	4,242,000
	4/19/07	—	520,000	21.52	4/19/14	2,724,800

Total		2,282,586	2,935,000			24,629,400		78,750	2,107,400

Andy D. Bryant	4/13/99	90,000	—	30.70	4/13/09	—	4/21/06	11,250	301,000
	4/25/00	90,000	—	61.19	4/25/10	—	4/19/07	33,500	896,500
	3/21/01	37,704	—	25.69	3/21/11	40,400
	4/10/01	108,000	—	24.23	4/10/11	273,200
	10/31/01	108,000	—	24.37	10/31/11	258,100
	3/26/02	100,000	300,000 (4)	30.50	3/26/12	—
	4/9/02	404,000	—	29.33	4/09/12	—
	11/25/02	50,000	150,000	20.23	11/25/12	1,306,000
	4/15/04	150,000	50,000	27.00	4/15/14	—
	4/21/05	100,000	100,000	23.16	4/21/12	720,000
	4/21/06	45,000	135,000	19.51	4/21/13	1,305,000
	4/19/07	—	235,000	21.52	4/19/14	1,231,400

Total		1,282,704	970,000			5,134,100		44,750	1,197,500

	Option Awards							Stock Awards
										Market
			Number of						Number of	Value
		Number of	Securities						Shares	of Shares
		Securities	Underlying				Market		or Units of	or Units of
		Underlying	Unexercised				Value		Stock	Stock
		Unexercised	Options		Option	Option	of		That Have	That Have
		Options	(#)		Exercise	Expiration	Unexercised	Grant	Not	Not
Name	Grant Date	(#) Exercisable	Unexercisable		Price ($)	Date	Options ($)	Date	Vested (#)	Vested ($)
Stacy J. Smith	4/13/99	7,920	—		30.70	4/13/09	—	4/21/06	5,250	140,500
	4/25/00	10,000	—		61.19	4/25/10	—	1/18/07	6,500	173,900
	10/10/00	2,000	—		38.81	10/10/10	—	4/19/07	23,000	615,500
	3/21/01	4,350	—		25.69	3/21/11	4,700
	4/10/01	13,320	—		24.23	4/10/11	33,700
	10/31/01	10,800	—		24.37	10/31/11	25,800
	11/27/01	15,000	—		31.95	11/27/11	—
	4/9/02	5,000	—		29.33	4/09/12	—
	4/15/04	12,375	4,125		27.00	4/15/14	—
	7/15/04	4,500	1,500		23.36	7/15/14	20,400
	10/14/04	15,000	45,000	(5)	20.75	10/14/14	360,600
	4/21/05	20,400	20,400		23.16	4/21/12	146,900
	4/21/06	22,500	67,500		19.51	4/21/13	652,500
	1/18/07	—	45,000	(1)	20.70	1/18/17	272,700
	4/19/07	—	160,000		21.52	4/19/14	838,400

Total		143,165	343,525				2,355,700		34,750	929,900

Sean M. Maloney	4/14/98	48,854	—		19.00	4/14/08	379,100	4/21/06	11,250	301,000
	4/13/99	88,963	—		30.70	4/13/09	—	1/18/07	11,750	314,400
	4/25/00	79,354	—		61.19	4/25/10	—	4/19/07	33,500	896,500
	3/21/01	35,284	—		25.69	3/21/11	37,700
	4/10/01	105,575	—		24.23	4/10/11	267,100
	10/31/01	108,000	—		24.37	10/31/11	258,100
	3/26/02	—	400,000	(1)	30.50	3/26/12	—
	4/9/02	404,000	—		29.33	4/09/12	—
	11/25/02	—	200,000	(6)	20.23	11/25/12	1,306,000
	11/25/02	329,707	—		20.23	11/25/12	2,153,000
	4/22/03	200,000	—		18.63	4/22/13	1,626,000
	4/15/04	150,000	50,000		27.00	4/15/14	—
	4/21/05	100,000	100,000		23.16	4/21/12	720,000
	4/21/06	45,000	135,000		19.51	4/21/13	1,305,000
	1/18/07	—	82,500	(1)	20.70	1/18/17	500,000
	4/19/07	—	235,000		21.52	4/19/14	1,231,400

Total		1,694,737	1,202,500				9,783,400		56,500	1,511,900

David Perlmutter	4/14/98	800	—		19.00	4/14/08	6,200	4/21/06	9,000	240,800
	4/13/99	22,800	—		30.70	4/13/09	—	4/21/06	5,000 (7)	133,800
	4/25/00	30,000	—		61.19	4/25/10	—	1/18/07	5,000 (7)	133,800
	3/21/01	12,160	—		25.69	3/21/11	13,000	4/19/07	33,500	896,500
	4/10/01	33,600	—		24.23	4/10/11	85,000
	10/31/01	16,800	—		24.37	10/31/11	40,200
	4/9/02	16,800	—		29.33	4/09/12	—
	11/25/02	39,680	—		20.23	11/25/12	259,100
	4/22/03	54,000	—		18.63	4/22/13	439,000
	1/21/04	—	200,000	(1)	32.06	1/21/14	—
	4/15/04	56,250	18,750		27.00	4/15/14	—
	4/21/05	50,000	50,000		23.16	4/21/12	360,000
	4/21/06	35,000	105,000		19.51	4/21/13	1,015,000
	4/21/06	—	52,500	(6)	19.51	4/21/16	380,600
	1/18/07	—	52,500	(1)	20.70	1/18/17	318,200
	4/19/07	—	235,000		21.52	4/19/14	1,231,400

Total		367,890	713,750				4,147,700		52,500	1,404,900

(1)	Options are exercisable in 25% annual increments beginning six years from the grant date.

(2)	Options are exercisable in 25% annual increments beginning four years from the grant date.

(3)	Options become fully exercisable on the fourth anniversary of the grant date.

(4)	Options are exercisable in 25% annual increments beginning five years from the grant date.

(5)	Options are exercisable in 25% annual increments beginning three years from the grant date.

(6)	Options become fully exercisable on the fifth anniversary of the grant date.

(7)	RSUs vest in full five years from the grant date.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table provides information on stock option exercises and vesting of RSUs during fiscal year 2007.

	Option Awards		Stock Awards		Equity Awards
	Number of		Number of		Total Value
	Shares	Value	Shares	Value	Realized on
	Acquired	Realized	Acquired	Realized	Exercise
	on	on	on	on	and
	Exercise	Exercise	Vesting	Vesting	Vesting
Name	(#)	($)	(#)	($)	($)
Craig R. Barrett	1,440,000	9,583,500	640	14,100	9,597,600

Paul S. Otellini	928,000	5,561,200	11,250	247,100	5,808,300

Andy D. Bryant	528,852	3,789,300	3,750	82,400	3,871,700

Stacy J. Smith	65,995	436,100	1,750	38,400	474,500

Sean M. Maloney	16,000	52,000	3,750	82,400	134,400

David Perlmutter	455,200	2,710,800	3,000	65,900	2,776,700

Pension Benefits for Fiscal Year 2007

The following table sets forth the estimated present value of accumulated pension benefits for the listed officers.

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($)(1)
Craig R. Barrett	Pension Plan	n/a	2,022,000

Paul S. Otellini	Pension Plan	n/a	1,193,000

Andy D. Bryant	Pension Plan	n/a	1,260,000

Stacy J. Smith	Pension Plan	n/a	378,000

Sean M. Maloney	Pension Plan	n/a	213,000

David Perlmutter	Pension Savings	n/a	540,100 (2)

	Severance Plan	27	835,500 (2)

(1)	Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table (other than for Mr. Perlmutter). The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount that he receives under the tax-qualified pension plan arrangement.

(2)	Balance converted from Israeli shekels at an exchange rate of 3.94 shekels per dollar as of December 29, 2007.

The pension plan is a defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only if a participant’s account balance in Intel’s tax-qualified profit sharing retirement plan does not provide a minimum specified level of retirement income, in which case the pension plan funds a benefit that makes up the difference. Because the profit sharing retirement plan balance for each of Intel’s listed officers is and historically has been above this minimum, none of those individuals had an accumulated benefit under this component of the pension plan as of December 29, 2007. Accordingly, no amounts associated with this component are included in the table above.

The second component is a tax-qualified pension plan arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change has the effect of reducing the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed amount, designed to provide an annuity at age 65. The annual amount of this annuity is $165,000 for Mr. Bryant and Mr. Otellini; $150,500 for Dr. Barrett; $98,500 for Mr. Smith; and $40,500 for Mr. Maloney.

Each participant’s benefit was set based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the discount rate and other assumptions used by Intel for financial statement accounting as reflected in Note 18 to the financial statements in our Annual Report on Form 10-K for the year ended December 29, 2007. A participant can elect to receive his or her benefit at any time following termination of employment. However, distributions before age 55 may be subject to a 10% federal penalty tax.

Retirement Plans for Mr. Perlmutter. The retirement program of Intel Israel provides employees with benefits covering retirement, premature death, and disability. All employees are eligible and the government encourages retirement savings with tax incentives. The Intel Israel retirement program has two key components: “pension savings,” which operates as a defined contribution plan, and “severance plan,” which provides a benefit based on final salary and years of service. Every month, Intel Israel and Mr. Perlmutter each contribute a percentage of Mr. Perlmutter’s base salary to his retirement program. Mr. Perlmutter may elect to defer between 5% and 7% of his base salary to pension savings. Intel Israel contributes 5% of Mr. Perlmutter’s base salary to pension savings and another 8.33% to the severance plan, for a total company contribution of 13.33% of base salary to his retirement program. Mr. Perlmutter can determine whether he wants his total contribution to be directed toward an annuity or a lump sum with contracted third-party providers, and he holds investment discretion over such contributions.

Employees of Intel Israel receive their pension savings account balance upon retirement (age 67 for men, age 64 for women), termination, or voluntary departure. Because the pension savings plan is a traditional defined contribution plan, Intel retains no ongoing liability for the funds placed or invested in it. The severance plan is governed by Israeli labor law obligating an employer to compensate the termination of an employee with a payment equal to his or her latest monthly salary multiplied by years of service. Although Israeli labor law requires only involuntary termination to be compensated, Intel’s practice is to pay employees upon voluntary or involuntary separation.

Non-Qualified Deferred Compensation for Fiscal Year 2007

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2007.

	Executive	Intel	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance
	in Last	in Last	in Last	at Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Year-End
Name	($)(1)	($)(2)	($)(3)	($)(4)
Craig R. Barrett	—	86,300	1,438,100	15,586,600

Paul S. Otellini	65,200	162,300	593,500	5,964,800

Andy D. Bryant	607,200	98,200	433,100	7,092,300

Stacy J. Smith	391,600	35,900	227,300	2,135,700

Sean M. Maloney	241,900	82,500	92,900	846,100

David Perlmutter	—	—	—	—

(1)	Amounts included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	Amounts included in the Summary Compensation table in the “All Other Compensation” column.

(3)	None of the amounts is included in the Summary Compensation table because plan earnings were not preferential or above market.

(4)	The following amounts are also reported in the Summary Compensation table as 2006 and 2007 compensation: Dr. Barrett, $268,000; Mr. Otellini, $435,100; Mr. Bryant, $823,700; Mr. Smith, $1,021,900; and Mr. Maloney, $438,900.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. The balance reported in the table above includes the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan. See the Pension Benefits table for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains and losses attributable to such contributions that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation table over the life of the plan.

	Aggregate Executive	Aggregate Intel
	Deferrals over Life	Contributions over
Name	of Plan ($)	Life of Plan ($)
Craig R. Barrett	9,586,000	6,000,600

Paul S. Otellini	3,235,600	2,729,200

Andy D. Bryant	5,185,500	1,906,800

Stacy J. Smith	2,013,400	122,300

Sean M. Maloney	320,100	526,000

David Perlmutter	—	—

Intel’s non-qualified deferred compensation plan allows highly compensated employees, including executive officers, to defer up to 50% of their salary and 100% of their annual incentive cash payment. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s profit sharing contribution in excess of the tax code limit of $225,000 in 2007. Intel’s contributions are subject to the same vesting provisions as the profit sharing retirement plan. Effective January 1, 2008, after two years of service, Intel’s contributions vest in 20% annual increments, until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service.

Intel does not provide a guaranteed rate of return on these funds. Thus, the amount of earnings that a participant receives depends on the participant’s investment elections for his or her deferrals and on the performance of the company-directed diversified portfolio for Intel’s contributions. The non-qualified deferred compensation plan offers the same investment choices as the 401(k) savings plan with respect to participant investments and uses the same company-directed diversified portfolio as the profit sharing retirement plan with respect to Intel’s profit sharing contribution. Prior to 2008, upon enrollment, participants made a one-time, irrevocable distribution election: a lump sum in the year of employment termination, a lump sum in March of the year following the year of termination, or annual installments over five or 10 years. Beginning with the 2008 plan year, Intel provided participants with the flexibility to begin receiving distributions at separation or a future date not less than 36 months from the deferral election date. Participants may make a hardship withdrawal under specific circumstances.

Employment Contracts and Change in Control Arrangements

All of our employees, including our executive officers, are employed at will and do not have employment agreements (subject only to the effect of local labor laws). From time to time, we have implemented voluntary separation programs to encourage headcount reduction in particular parts of the company, and these programs have offered separation payments to departing employees. However, executive officers generally have not been eligible for any of these programs, nor do we generally retain executive officers following retirement on a part-time or consultancy basis.

In accordance with a stockholder request, the Board adopted a policy to seek stockholder approval if in the future we decide that we want to enter into severance agreements with senior executives that provide benefits in an amount exceeding three times the executive’s base compensation. For this purpose, “future severance agreements” means any such agreements that we may enter into after adoption of this policy by the Board in February 2003. This includes employment agreements containing severance provisions, retirement agreements, and agreements renewing, modifying, or extending such agreements, but excluding retirement plans, deferred compensation plans, early retirement programs, or similar plans or programs available to more than 50 employees on reasonably similar terms.

“Senior executive” means any of our listed officers for any of the five years preceding termination of employment. “Benefits” include lump-sum cash payments (such as payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits, and consulting fees (including reimbursable expenses) to be paid to the executive. “Benefits” do not include settlement of a legal obligation, such as a cash payment in exchange for the surrender of vested stock options, or payments to settle pending or threatened litigation. “Base compensation” is determined consistent with federal regulations under Section 280G of the tax code, and generally means the executive’s average W-2 compensation over the five full calendar years preceding termination of employment. The Board may in its discretion revise or terminate this policy in the future, but will publicly disclose any such action on its part.

Other Potential Post-Employment Payments

SEC rules require companies to report the amount of benefits that are triggered by termination of employment. These amounts are reported in the second and third columns of the following tables under the headings “Accelerated Option Awards” and “Accelerated Stock Awards.” The tables also report the value of all forms of compensation that would be available to the listed officers upon the specified events, an amount that is sometimes referred to as the “walk-away” amount. This amount includes the value of vested equity awards that the listed officer is entitled to regardless of whether his employment terminated, and the value of vested deferred compensation and retirement benefits that are also reported in the tables above. We do not maintain arrangements for listed officers that are triggered by a change of control. The amounts in the tables assume that the listed officer left Intel effective December 29, 2007 and that the price per share of Intel common stock on that date was $26.76. Amounts actually received should any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the executive’s age, and any changes to our benefit arrangements and policies.

Voluntary Termination/Retirement

	Accelerated	Accelerated	Previously	Deferred		Profit Sharing		Medical
	Option	Stock	Vested Option	Compensation	Pension Plan	Retirement	401(k) Plan	Benefits
Name	Awards ($)	Awards ($)	Awards ($)	($)	($)	Plan ($)	($)	($)(1)	Total ($)
Craig R. Barrett	2,271,100	586,600	6,969,700	13,648,600	1,937,900	1,766,500	1,146,000	49,500	28,375,900

Paul S. Otellini	2,073,700	602,100	6,080,700	4,707,400	1,257,400	1,645,400	721,000	49,500	17,137,200

Andy D. Bryant	814,100	324,500	1,585,600	5,806,100	1,285,900	1,313,600	920,800	39,000	12,089,600

Stacy J. Smith	—	—	406,300	1,730,600	405,100	472,000	328,700	—	3,342,700

Sean M. Maloney	814,100	324,500	5,408,500	617,200	228,900	170,500	—	37,500	7,601,200

David Perlmutter(2)	651,600	304,400	1,270,300	—	1,375,600	—	—	—	3,601,900

(1)	Sheltered Employee Retirement Medical Account funds can be used only to pay premiums under the Intel Retiree Medical Plan.

(2)	Amounts in the “Deferred Compensation” and “Pension Plan” columns were converted to U.S. dollars at a rate of 3.94 shekels per dollar.

Death or Disability

	Accelerated	Accelerated	Previously	Deferred		Profit Sharing		Medical
	Option	Stock	Vested Option	Compensation	Pension Plan	Retirement	401(k) Plan	Benefits
Name	Awards ($)	Awards ($)	Awards ($)	($)	($)	Plan ($)	($)	($)(1)	Total ($)
Craig R. Barrett	12,611,100	586,600	6,969,700	13,648,600	1,937,900	1,766,500	1,146,000	49,500	38,715,900

Paul S. Otellini	18,550,300	2,107,400	6,080,700	4,707,400	1,257,400	1,645,400	721,000	49,500	35,119,100

Andy D. Bryant	3,549,700	1,197,500	1,585,600	5,806,100	1,285,900	1,313,600	920,800	39,000	15,698,200

Stacy J. Smith	1,949,500	929,900	406,300	1,730,600	405,100	472,000	328,700	—	6,222,100

Sean M. Maloney	4,376,100	1,511,900	5,408,500	617,200	228,900	170,500	—	37,500	12,350,600

David Perlmutter(2)	2,871,400	1,404,900	1,270,300	—	1,375,600	—	—	—	6,922,200

(1)	Sheltered Employee Retirement Medical Account funds can be used only to pay premiums under the Intel Retiree Medical Plan.

(2)	Amounts in the “Deferred Compensation” and “Pension Plan” columns were converted to U.S. dollars at a rate of 3.94 shekels per dollar.

Equity Incentive Plans

Under our equity incentive plans, the option holder generally has 90 days to exercise options that vested on or before the date that employment ends (other than for death, disability, retirement, or discharge for misconduct). The option holder’s estate may exercise the option upon the holder’s death (including amounts that had not vested) for a period of 365 days. Similarly, the option holder may exercise the option upon termination due to disability (including unvested amounts) for a period of 365 days. The option holder has 365 days to exercise vested options upon retirement (other than for long-term grants that must be exercised within 90 days).

Non-Qualified Deferred Compensation Plan and Pension Plan

Each of the listed officers is fully vested in the non-qualified deferred compensation plan discussed above. If a listed officer ended employment with Intel on December 29, 2007 for any reason, the account balances set forth in the Non-Qualified Deferred Compensation table would continue to be adjusted for earnings and losses in the investment choices selected by the officer until paid, pursuant to the distribution election made by the officer. As discussed above, the amount payable under the non-qualified deferred compensation plan has been reduced to reflect the offset amount payable under the tax-qualified pension plan arrangement at December 29, 2007. The benefit amounts set forth in the Pension Benefits table would continue to be adjusted based on actuarial assumptions until paid to the officer.

Profit Sharing Retirement Plan

Effective January 1, 2008, after two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years. Intel’s contributions vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service to Intel.

401(k) Savings Plan

Intel does not match the participant’s contributions to his or her 401(k) savings plan. Each participant is always fully vested in the value of his or her contributions under the plan.

Medical Benefits

The Intel Retiree Medical Program, which consists of the Intel Retiree Medical Plan and the Sheltered Employee Retirement Medical Account, is designed to provide access to medical coverage for eligible U.S. Intel retirees (including executives) and their eligible spouses or domestic partners. Intel establishes an interest-earning medical account upon retirement and provides a one-time credit of $1,500 for each year of service to eligible retirees that may be used to offset the cost of coverage under the medical plan. The goal of the medical plan is to provide access to coverage for eligible retirees age 65 and older (Medicare eligible) and eligible early retirees who are unable to purchase health insurance coverage elsewhere. All of the medical plan’s costs are passed on to the enrolled members. The medical plan includes medical coverage, mental health benefits, chiropractic benefits, a prescription drug program, and vision benefits. It excludes dental coverage. Medical plan benefits vary depending on Medicare eligibility. Non-retirement post-employment coverage is made available as required by law, with the premiums paid by the participant.

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls, and audit functions. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related, for example, to the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Intel’s financial statements, internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings press releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent audit firm. In addition, the Audit Committee generally oversees Intel’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) in Rule 3600T regarding “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of Intel’s internal control over financial reporting as of December 29, 2007, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control—Integrated Framework.” The Audit Committee has also reviewed and discussed with Ernst & Young its review and report on Intel’s internal control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 29, 2007, which Intel filed with the SEC on February 20, 2008.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2007 with management and Ernst & Young, management represented to the Audit Committee that Intel’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and Ernst & Young represented that their presentations included the matters required to be discussed with the independent registered public accounting firm by PCAOB Rule 3200T regarding “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates.

In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 29, 2007.

Audit Committee
Jane E. Shaw, Chairman
Carol A. Bartz
D. James Guzy
James D. Plummer
David S. Pottruck

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been our independent audit firm since our incorporation in 1968, and the Audit Committee has selected Ernst & Young as our independent audit firm for the fiscal year ending December 27, 2008. Among other matters, the Audit Committee concluded that current requirements for audit partner rotation, auditor independence through limitation of services, and other regulations affecting the audit engagement process substantially assist in supporting auditor independence despite the long-term nature of Ernst & Young’s services to Intel. In accordance with applicable regulations on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed for 2005, and the concurring/reviewing partner for our audit was changed in 2004.

As a matter of good corporate governance, the Audit Committee submits its selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in the light of that vote result.

Representatives of Ernst & Young attended all meetings of the Audit Committee in 2007. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee.” We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to questions from stockholders.

Fees Paid to Ernst & Young LLP

The following table shows the fees for audit and other services provided by Ernst & Young for fiscal years 2007 and 2006. All figures are net of Value Added Tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2007 Fees	2006 Fees
	($)	($)
Audit	13,306,000	12,896,000

Audit-related	2,996,000	2,455,000

Tax	6,000	8,000

All other	282,000	169,000

Total	16,590,000	15,528,000

Audit Fees. This category includes the audit of our annual financial statements, Ernst & Young’s audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements; statutory audits required by non-U.S. jurisdictions; the preparation of an annual “management letter” on internal control matters; and, for 2006, the audit of management’s assessment of our internal control over financial reporting (which is no longer required).

Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under audit fees. The services for the fees disclosed under this category include audits related to the divestiture of Intel businesses, benefit plan audits, and consents issued in connection with SEC filings.

Tax Fees. This category consists of tax services generally for tax compliance and tax preparation.

All Other Fees. This category consists of fees for the following: an audit of an investment fund owned by Intel and a group of corporations that manufacture and/or use 64-bit Itanium®-based systems (as the coordinating member of the fund, we are responsible for coordinating the fund’s financial audit); accountant’s report on the liquidation of leasing entities in Ireland; agreed-upon procedures for a research and development grant program audit in Ireland; translation services for statutory financial filings outside the U.S.; litigation support; and an annual subscription fee to Ernst & Young for accounting literature.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2008.

PROPOSAL 3: STOCKHOLDER PROPOSAL TO AMEND CORPORATE BYLAWS
TO ESTABLISH A BOARD COMMITTEE ON SUSTAINABILITY

Harrington Investments, Inc., owner of $2,000 or more of Intel common stock, proposes the following resolution:

Amend Article III, Section 9 of the Bylaws, to add a new paragraph (e) as follows:

Section 9(e) Board Committee on Sustainability: There is established a Board Committee on Sustainability. The committee is authorized to address corporate policies, above and beyond matters of legal compliance, in order to ensure our corporation’s sustained viability. The committee shall strive to enhance shareholder value by responding to changing conditions and knowledge of the natural environment, including but not limited to, natural resource limitations, energy use, waste disposal, and climate change.

The Board of Directors is authorized in its discretion, consistent with these Bylaws and applicable law to: (1) select the members of the Board Committee on Sustainability, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, on the Committee’s activities, findings and recommendations, and (5) adopt any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Sustainability shall not incur any costs to the company except as authorized by the Board of Directors.

Supporting Statement

The committee would be authorized to initiate, review, and make policy recommendations regarding the company’s preparation to adapt to changes in marketplace and environmental conditions that may affect the sustainability of our business. Issues related to sustainability might include, but are not limited to: global climate change, emerging concerns regarding toxicity of materials, resource shortages, and biodiversity loss.

Adoption of this resolution would reinforce our company’s position as an industry leader in this area of increasing concern to investors and policy makers.

Board of Directors’ Response

The Board of Directors has long recognized the importance of sustainability. In 2003, the Board amended the charter of the Corporate Governance Committee (now the Corporate Governance and Nominating Committee) to act with regard to sustainability and corporate social responsibility. The charter states that this committee:

Reviews and reports to the Board on a periodic basis with regards to matters of Corporate Responsibility performance, such as environmental, workplace or stakeholder issues, as appropriate, and the company’s public reporting with regards to these topics.

The Board does not believe that an additional, redundant board committee is necessary to manage sustainability issues. Intel’s commitment to the environment and corporate social responsibility are expressed in Intel’s Code of Conduct and Principles for Responsible Business. The Code of Conduct states:

We demonstrate respect for people and the planet and ask all our employees to consider the short and long-term impacts to the environment and the community when they make business decisions. In all Intel-related activities, we need to uphold Intel’s long-standing, global reputation as a role model for socially responsible behavior.

Intel’s position as a global benchmark in sustainability is well known and long-standing. Intel has been a member of the Dow Jones Sustainability Index for nine consecutive years (since inception of the list) and the Supersector Leader of all technology companies for seven consecutive years. Innovest Strategic Value Advisors gave Intel an AAA rating and named Intel one of the 100 Most Sustainable Corporations in the World for the last four years (since inception of the list).

Intel has been named one of the top 20 Best Corporate Citizens for 10 years in a row by Business Ethics and Corporate Responsibility Officer (CRO) magazines, and this year was named Best Corporate Citizen in its sector and Best Corporate Citizen among the Russell 1000. Intel received more than 50 awards and other recognition in both 2006 and 2007 for its social responsibility and sustainability performance.

The Board also opposes this proposal due to the format it is using. Intel’s Bylaws have always included a provision that allows the Board to establish committees at its discretion. Each of our committees, and the position of Lead Independent Director, is established with a written charter that is published on our web site. Committee charters are amended from time to time to evolve as appropriate. The stockholder proposal would directly amend the Bylaws to create a new committee when no other committee (such as Audit or Compensation) is established in that manner. We see no reason why this committee should be specifically established through this unique and unnecessary process. As we have noted above, the functions of this proposed new committee are currently within the charter of an existing Board committee.

The Board believes that Intel’s leadership on sustainability and corporate social responsibility matters is clear and strongly supports maintaining the Board’s current governance structure.

Recommendation of the Board

The Board of Directors recommends that you vote “AGAINST” this proposal amending the Bylaws to establish a Board committee on sustainability.

ADDITIONAL MEETING INFORMATION

Proxy Solicitation. We will bear the expense of soliciting proxies, and we have retained D. F. King & Co., Inc. to solicit proxies for a fee of less than $20,000 plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $3 million.

Inspector of Elections. Computershare Investor Services, LLC has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2008 annual meeting.

Stockholder List. The stockholder list will be available for inspection for 10 days prior to the 2008 annual meeting. Please call the Investor Relations department at (408) 765-1480 to schedule an appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf. Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during fiscal 2007 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) with the following exceptions:

•	William Holt had one late filing in 2007 related to the sale of shares by his son;

•	Sean M. Maloney had one late filing in 2007 with respect to 4,085 shares owned by his spouse;

•	David Perlmutter had one late filing in 2007 related to an exercise of options and sale of shares that were executed pursuant to a 10b5-1 trading plan;

•	David S. Pottruck had one late filing for each of 2006 and 2007 related to open market purchases of shares; and

•	Arvind Sodhani had two late filings in 2007 related to an exercise of options and sale of shares.

2009 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2009 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. We must receive all submissions no later than December 3, 2008.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the “Corporate Governance” section of this proxy statement.

Alternatively, under our Bylaws, if a stockholder wants to submit a proposal for the 2009 annual meeting for presentation at our annual meeting pursuant to Delaware corporate law instead of under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board directly, the stockholder can submit the proposal or nomination between December 3, 2008 and February 16, 2009. If the 2009 annual meeting is held more than 30 days from the anniversary of the 2008 annual meeting, the stockholder must submit any such proposal or nomination by the later of the 60th day before the 2009 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s submission pursuant to Delaware corporate law must be made by a registered stockholder on his or her behalf or on behalf of the beneficial owner of the shares, and must include information specified in our Bylaws concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our web site at www.intel.com/intel/finance/corp   docs.htm. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements. Our financial statements for the year ended December 29, 2007 are included in our 2007 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our web site at www.intel.com/intel/annualreports. If you have not received or had access to the annual report, please call our Investor Relations department at (408) 765-1480, and we will send a copy to you.

Communicating with Us. If you would like to receive information about us, you can visit our main Internet site at www.intel.com, which contains product and marketing information and job listings. Our Investor Relations site at www.intc.com contains press releases, earnings releases, financial information, stock quotes, corporate governance information, and links to our SEC filings. To have information such as our latest Form 10-Q or annual report mailed to you, contact our transfer agent, Computershare Investor Services, LLC, by e-mail through their web site at www.computershare.com/contactus or call (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (outside the U.S. and Canada).

If you would like to contact us, call our Investor Relations department at (408) 765-1480, or send correspondence to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549. If you would like to communicate with our Board, see the procedures described in “Communications from Stockholders to Directors.”

You can contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-8050, or by mail to Cary Klafter, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549 to communicate with the Board, nominate or suggest a director candidate, make a stockholder proposal, or revoke a prior proxy instruction.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary, or call our Investor Relations department at (408) 765-1480, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors

Cary I. Klafter
Corporate Secretary

Santa Clara, California
April 2, 2008

Intel, Intel logo, and Itanium are trademarks of Intel Corporation in the U.S. and other countries.

. NNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2008. Vote by Internet • Log on to the Internet and go to www.investorvote.com/intel • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and AGAINST Proposal 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 — Craig R. Barrett 02 — Charlene Barshefsky 03 — Carol A. Bartz 04 — Susan L. Decker 05 — Reed E. Hundt 06 — Paul S. Otellini 07 — James D. Plummer 08 — David S. Pottruck 09 - Jane E. Shaw 10 — John L. Thornton 11 — David B. Yoffie For Against Abstain For Against Abstain 2. Ratification of selection of Ernst & Young LLP as our 3. Stockholder proposal to amend the Bylaws to establish a independent registered public accounting firm for the Board Committee on Sustainability. current year. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Directions to the Intel Corporation 2008 Annual Meeting From San Jose via US-101 North • 20 Minutes - 15 Miles • Take US-101 North toward San Francisco. • Take Shoreline Blvd exit. • Turn right onto Shoreline Blvd. • Cross through intersection, Museum is on your right. From San Francisco via US-101 South • 40 Minutes — 35 Miles • Take US-101 South toward San Jose. • Take Shoreline Blvd exit. • Turn left onto Shoreline Blvd. • Cross through intersection, Museum is on your right. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Intel Corporation Notice of 2008 Annual Meeting of Stockholders May 21, 2008, 8:30 a.m. Pacific Time Computer History Museum 1401 N. Shoreline Blvd., Mountain View, California Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2008 Craig R. Barrett, Paul S. Otellini, Cary I. Klafter, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on May 21, 2008 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR item 1 (Election of Directors), FOR item 2 (Ratification of Selection of Independent Registered Public Accounting Firm) and AGAINST item 3 (Stockholder Proposal). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)